Form 10KSB40, Exhibit 13
period 1996-09-30
MISSISSIPPI VIEW HOLDING CO
filed 1996-12-26
CIK 933404

EXHIBIT 13

   Annual Report to Stockholders for the fiscal year ended September 30, 1996

                     [MISSISSIPPI VIEW HOLDING COMPANY LOGO]


                                      1996

                                  ANNUAL REPORT

                        MISSISSIPPI VIEW HOLDING COMPANY
                               1996 ANNUAL REPORT

-------------------------------------------------------------------------------

TABLE OF CONTENTS

-------------------------------------------------------------------------------


     Selected Financial and Other Data.............................   2


     Letter to Shareholders........................................   3


     Corporate Profile and Stock Market Information................   4


     Management's Discussion and Analysis of

        Financial Condition and Results of Operations..............   6

     Selected Quarterly Financial Data.............................  14

     Report of Independent Auditors................................  15

     Consolidated Financial Statements.............................  16

     Notes to Consolidated Financial Statements....................  21


     Office Locations..............................................  36

     Other Corporate Information...................................  36



SELECTED FINANCIAL AND OTHER DATA
Financial Condition (Dollars in Thousands)

September 30,                                                         1996       1995       1994       1993       1992
---------------                                                       ----       ----       ----       ----       ----
Total assets (1) ................................................   $70,011    $69,443    $62,865    $64,995    $65,857
Loans receivable, net ...........................................    43,070     42,989     44,226     44,712     45,065
Loans held for sale .............................................       179         58         93        241        354
Mortgage-backed securities ......................................     4,857      4,750      3,123      4,248      6,041
Investment securities (1) .......................................    17,323     16,745     11,549     10,383     11,888
Cash and cash equivalents (1) ...................................     2,584      2,837      1,732      3,950        772
Deposits ........................................................    56,531     54,920     56,402     58,873     60,680
Other borrowings ................................................        --         --         --         --         37
Net retained earnings (substantially restricted) (2) ............     7,320      6,832      5,869      5,495      4,690
Total stockholders equity (1) ...................................    12,440     13,783        n/a        n/a        n/a

Summary of Operations (Dollars in Thousands)

Year Ended September 30,                                              1996       1995       1994       1993       1992
------------------------                                              ----       ----       ----       ----       ----
Interest income .................................................   $ 5,173    $ 4,860    $ 4,233    $ 4,803    $ 5,530
Interest expense ................................................     2,531      2,234      2,065      2,577      3,456
Net interest income .............................................     2,642      2,626      2,168      2,226      2,074
Provision for credit losses .....................................         4         26        144         90         99
Non-interest income .............................................       351        215        155        303        164
Non-interest expense (3) ........................................     2,056      1,468      1,502      1,325      1,349
Income before income taxes and cumulative effect of change in
  accounting principle ..........................................       933      1,347        677      1,114        790
Income tax expense ..............................................       374        519        302        309        297
Income before cumulative effect of change in accounting principle       559        828        375        805        493
Cumulative effect of change in accounting principle .............        --         --         --         --         98
Net income ......................................................       559        828        375        805        591

Other Selected Data

Year Ended September 30,                                              1996       1995       1994       1993       1992
------------------------                                              ----       ----       ----       ----       ----
Return on average assets ........................................      0.80%      1.24%      0.59%      1.22%      0.88%
Return on average equity ........................................      4.18       7.94       6.47      15.81      13.45
Average interest earning assets to average interest bearing
  liabilities (1) ...............................................    124.74     119.33     109.87     108.23     106.46
Average equity to average assets (1) ............................     19.21      15.66       9.05       7.73       6.52
Net interest rate spread ........................................      2.95       3.35       3.10       3.09       2.78
Net interest income after provision for loan losses to total
  other expenses (1) ............................................    128.32     177.04     134.74     161.16     146.34
Earnings per share (4) ..........................................   $  0.66       0.89        n/a        n/a        n/a
Book value per share (4) ........................................   $ 14.17    $ 13.67        n/a        n/a        n/a
Stockholders equity to assets at period end (1) .................     17.77%     19.85%      9.34       8.45       7.11
Non-performing assets to total assets ...........................      0.07       0.11       0.18       0.35       1.15
Non-performing loans to total loans .............................      0.11       0.11       0.21       0.16       0.66
Allowance for loan losses to total loans ........................      2.03       2.23       2.27       1.88       1.78


-------------------------------------
(1) The change is primarily due to the conversion from a mutual to a stock company in fiscal year 1995.
(2) Composed of appropriated and unappropriated retained earnings and net unrealized gains/losses on marketable equity securities.
(3) Includes a one time assessment in fiscal year 1996 of $362 to recapitalize the SAIF.
(4) There were no shares outstanding prior to the consummation of the Company's initial public offering on March 23, 1995.

                        Mississippi View Holding Company

To Our Shareholders:

I am pleased to present the annual report of Mississippi View Holding Company for the year ended September 30, 1996, our first full year of operations as a stock company.

Fiscal  1996  earnings  were  significantly  impacted  by  a  one  time  Savings
Association Insurance Fund (SAIF) special assessment charged to Community Federal Savings and Loan Association. The purpose of the assessment was to recapitalize SAIF and was charged to all SAIF insured institutions nationwide. The Association's 1996 fiscal earnings were reduced by 27.3% as a result of the assessment. The Company's year end return on assets was .80% compared to a 1.11% return on assets that would have been achieved without the special assessment. As a result of this recapitalization of the insurance fund, future deposit premiums will decline significantly effective January 1, 1997.

As of September 30, 1996, Mississippi View Holding Company had repurchased approximately 13% of the stock it sold in the initial offering. This was done to move toward a capital level which provides a more adequate return to our shareholders. In addition, the Company has paid two semi-annual dividends of $0.08 per share. Future dividends, if any, will be based on continued successful operations of the company. Community Federal continues to significantly exceed all minimum federal regulatory capital requirements. The attainment of the Association's financial safety and soundness is a result of many years of conservative management.

Mississippi View Holding Company is well positioned to meet tomorrow's challenges and demands, and looks forward to the future with optimism. Its focus will continue to be on meeting the financial needs of its customers and in promoting the economic growth of its market area. The Company's board of directors and staff are dedicated to doing what they do best, providing progressive, quality services to our customers.

Thank you for your continued support and for sharing in our future success.

Sincerely,

/s/ Thomas J. Leiferman
Thomas J. Leiferman
President and
   Chief Executive Officer

                 Business of the Corporation and the Association

Mississippi View Holding Company

Mississippi View Holding Company (the "Company) is the parent company for Community Federal Savings and Loan Association of Little Falls ("Community Federal" or the "Association"). The Company was formed as a Minnesota corporation in November 1994 at the direction of the Association to acquire all of the capital stock that Community Federal issued upon its conversion from the mutual to stock form of ownership (the "Conversion"). On March 23, 1995, the Company became a unitary savings and loan holding company when it purchased 100% of the Association's newly-issued common stock in connection with the "Conversion".

Under existing laws, the Company generally is not restricted from engaging in any type of business activity provided that the Association retains a specified amount of its assets in housing-related loans and investments. Management believes the holding company structure will facilitate expansion into existing and new market areas, should it ever decide to do so, through the acquisition or formation of new banking and non-banking operations. However, there are no present plans, arrangements, agreements or understandings regarding any such activities.

The Company's business activities to date have been limited to its investments in and loans to the Association and a loan made to the Community Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP") to enable the ESOP to purchase shares of the Company's common stock. The loan bears an interest rate and has a term and conditions which prevailed in the marketplace at the time it was originated.

Community Federal Savings and Loan Association

The Association is a federally chartered stock savings and loan association. The Association's only office is located in Little Falls, Morrison County, Minnesota. The Association was founded in 1934 under the name Little Falls Federal Savings and Loan Association of Little Falls. The name of the Association was changed to Community Federal Savings and Loan Association of Little Falls in July 1977. The Association is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits have been federally insured by the Savings Association Insurance Fund ("SAIF"). The Association is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Des Moines, which is one of the 12 regional banks in the FHLB System.

The Association's primary market area consists of Morrison County, Minnesota, which encounters strong competition both in the attraction of deposits and origination of real estate and other loans. Competition comes primarily from the eight commercial banks and two credit unions with offices in its market area. In addition, the Association competes with investment and mortgage banking companies that operate in the area. Due to their size and holding company or branch network structure, some of the Association's competitors possess greater financial and marketing resources. Based on published figures, the Association is the only thrift institution headquartered in Morrison County, Minnesota.

The Association competes for saving accounts by offering competitive interest rates and a high level of personal service. The Association attracts deposits from the general public and uses such deposits primarily to invest in investment securities and to originate loans secured by first mortgages on owner-occupied, one to four-family residences in its market area. The Association's loan portfolio predominantly consists of both adjustable-rate and fixed-rate mortgage loans secured by single family residences and, to a much lesser extent, commercial mortgage and construction loans. The Association also makes consumer loans, consisting of savings account loans, home improvement loans, new and used auto loans, recreational vehicle loans, and unsecured loans. As of September 30, 1996, the Association's total net portfolio of loans was $43.2 million, of which $33.7 million, or 78%, was secured by residential real estate.

The principal sources of funds for the Association's lending activities are deposits and the amortization, repayment, and maturity of loans and investment securities. The Association does not rely on brokered deposits. Principal sources of income are interest on loans and investment securities. The Association's principal expense is interest paid on deposits.

Stock Market Information

Since its issuance in March 1995, the Company's common stock has been traded on the Nasdaq "Small Cap" Market under the trading symbol of "MIVI". The daily stock quotation for Mississippi View Holding Company is published in The Wall Street Journal under the trading symbols of "MIVI" or "MissVw". The following table reflects the stock price trading range as published by the Nasdaq "Small Cap" Market statistical report. The stock price in the initial offering was $8.00 per share.

                                             HIGH               LOW
                                             ----               ---

  Third Quarter - 6/30/95                   10 1/4             8 1/2
  Fourth Quarter - 9/30/95                  11 5/8             9 1/2
  First Quarter - 12/31/95                    12                11
  Second Quarter - 3/31/96                  12 1/4            11 1/4
  Third Quarter - 6/30/96                     12                11
  Fourth Quarter - 9/30/96                  12 3/4            10 3/4

The number of shareholders of record of common stock as of the record date of December 2, 1996, was approximately 208. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 30, 1996, there were 877,714 shares outstanding. Semi-annual cash dividends of $0.08/share were paid on February 15, 1996, and August 15, 1996, to the shareholders of common stock on the record dates of February 3, 1996, and August 1, 1996, respectively.

The Company's ability to pay dividends to shareholders is dependent upon earnings from investments and dividends it receives from the Association. The Association may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Community Federal's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Association's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the OTS.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

The Company's consolidated results of operations are primarily dependent on the Association's net interest income, or the difference between the interest income earned on its loan, mortgage-backed securities and investment securities portfolios, and the interest expense paid on its savings deposits and other borrowings. Net interest income is affected not only by the difference between the yields earned on interest-earning assets and the costs incurred on interest-bearing liabilities, but also by the relative amounts of such interest-earning assets and interest-bearing liabilities.

Other components of net income include: provisions for losses on loans and other assets; noninterest income (primarily, miscellaneous loan fees; service fees; gain on the sale of loans; and gain on sale of real estate owned property); noninterest expense (primarily, compensation and employee benefits; federal insurance premiums; data processing costs; office occupancy expense; and gains, losses and expenses associated with foreclosed real estate); and income taxes.

Earnings of the Company also are affected  significantly by general economic and
competitive   conditions,   particularly   changes  in  market  interest  rates,
government policies, and actions of regulatory authorities.

Management Strategy

Management's strategy has been to enhance earnings and profitability and increase capital while maintaining asset quality. The Association's current lending strategy focuses on the origination of traditional one to four-family residential mortgages with the primary emphasis on single family residences in the Association's primary market area. Because deposits exceed loan demand, the Association also invests a significant portion of its assets in investment securities. This focus, along with the adherence to strict underwriting standards, is designed to reduce the risk of loss on the Association's loan portfolio. However, the lack of diversification in its loan portfolio structure does increase the Association's portfolio concentration risk by making the value of the portfolio more susceptible to declines in real estate values in its market area. This risk has been mitigated in recent years through the acquisition of investment securities, as well as the Association's efforts to maintain quality loans, consistent collection procedures, and adequate reserves for loss on loans. The Association's policy of pricing its deposits in accordance with management's determination of its lending and investment needs has caused assets to increase this past fiscal year. However, disintermediation has been a constant challenge offsetting deposit growth. Disintermediation is the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions. The Association recognizes that it will take time to originate the necessary amount of loans to fully and prudently leverage its capital from conversion. Therefore, management continues to invest in U.S. Government and federal agency securities. When needed, proceeds from maturing securities or sold securities will be used to fund loan originations.

Management has increased the interest rate sensitivity of the Association's assets and decreased the interest rate sensitivity of it liabilities, while maintaining high asset quality. This has been accomplished by: (1) originating mostly adjustable-rate mortgage loans, 15 and 20 year fixed mortgage loans, and shorter term consumer loans for its portfolio, (2) emphasizing the solicitation and retention of core deposits from within the primary market, (3) investing in short and intermediate term investments, (4) adhering to sound underwriting and investment standards, and (5) managing interest rates paid for deposits. In addition, the Association's conventional mortgage loans are underwritten to standards which would enable it to sell such loans in the secondary market, if management decided to do so.

The Association attempts to manage the interest rates it pays on deposits while maintaining a stable deposit base and provide quality services to its customers. The Association has limited its borrowings and relied primarily upon deposits as its source of funds. To the extent the Association is unable to invest these funds in loans originated in the Association's market area, it will continue to purchase shorter, high quality investment securities.

Changes in Financial Condition from September 30, 1995 to September 30, 1996

General. The Company increased total assets by $568,017 from September 30, 1995, to September 30, 1996. The asset increase was the net result of increased investments of $685,533 and increased loans receivable of $201,498 offset by decrease in cash and cash equivalents of $253,416 and a decrease in other assets of $65,598.

Cash and Cash Equivalents. Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits, decreased $253,416, or 8.93%. This decrease was the result of increased deposits offset by increased loan originations and the purchase of investments and common stock of the Company.

Securities available for sale. Securities available for sale increased $7,740,122, or 172.19%, from $4,495,023 on September 30, 1995, to $12,235,145 on
September 30, 1996. This increase was due to the purchase of $5.45 million debt securities and a $2.5 million transfer between categories as described below. Furthermore, mortgage-backed securities available for sale increased $752,713 due to the purchase of mortgage-backed securities less principal amortization during this period and reduced mark to market values. From September 30, 1995 to September 30, 1996, mark to market valuations increased the value of such securities by $134,261. Any increase or decrease in the market value of such securities will have a corresponding positive or negative effect on stockholders' equity. These increases were offset by a $1.1 million maturity of available for sale securities.

Securities held to maturity. Debt and mortgage-backed securities held to maturity decreased $7,067,389, or 43.20%, from $16,361,481 on September 30, 1995, to $9,294,092 on September 30, 1996. The Financial Accounting Standards Board issued a special portfolio classification standard on investments dated November 15, 1995, creating a window from November 15, 1995, to December 31, 1995, allowing financial institutions to reassess their existing held to maturity securities and transfer them to either the available for sale or trading category. During this window, the Company transferred $2.5 million from the held to maturity category to available for sale.

Furthermore, maturities of $3.9 million of debt securities held to maturity were
reinvested   in   available   for  sale   securities   or  were  held  in  cash.
Mortgage-backed securities decreased $645,332 due to principal amortization.

FHLB Stock. Federal Home Loan Bank Stock increased $12,800 from $637,900 on September 30, 1995, to $650,700 on September 30, 1996, due to a stock dividend paid by the Federal Home Loan Bank of Des Moines at the end of December 1995.

Loans Held for Sale. Loans held for sale increased $120,689 from $57,974 at September 30, 1995, to $178,663 at September 30, 1996. This increase is the result of management's decision to sell in the secondary market lower-yielding fixed rate mortgage loans rather than maintaining them for portfolio. Held for sale loans are presold in the secondary market prior to origination. The balance is the amount sold, yet unfunded as of the period end.

Loans Receivable, Net. Loans receivable increased $80,809, from $42,989,472 on September 30, 1995, to $43,070,281 on September 30, 1996. The increase was due from new originations exceeding principal amortization and $2,135,339 held to maturity loans transferred to loans available for sale, the majority of which were subsequently sold, during this period.

Accrued Interest Receivable. Accrued interest receivable decreased $78,598 from September 30, 1995, to September 30, 1996, as accrued interest on Conversion proceed investments were offset by reduced interest rates on adjustable rate and new fixed rate mortgages.

Premises and Equipment. Premises and equipment, net of depreciation, decreased $72,835 due to normal depreciation amortized on fixed assets in excess of new asset purchases.

Foreclosed Real Estate. Foreclosed real estate decreased $29,711, or 100%, from $29,711 at September 30, 1995 to $0.0 at September 30, 1996, due to the sale of REO during the period.

Deferred Tax Asset. Deferred tax asset, net of valuation allowance, increased $73,403 during this twelve month period. The primary reason for the change was the deferred tax effect of the one time SAIF assessment.

Other Assets. Other assets including a tax refund receivable increased $42,143, or 7.62%, from $553,065 as of September 30, 1995, to $595,208 as of September 30, 1996, due to a $23,892 tax refund receivable and a $22,000 reduction in various prepaid expenses.

Deposits. Deposits, after interest credited, increased by $1,610,863, or 2.93% to $56,531,194 at September 30, 1996, from $54,920,331 at September 30, 1995.
The increase was due to the marketing of a new deposit product and management's deposit pricing strategy.

Advances from Borrowers for Taxes and Insurance. Advances from borrowers for taxes and insurance decreased $49,168 from $187,698 on September 30, 1995 , to $138,530 on September 30, 1996, due to a change in calculating the maximum allowed advances from borrowers for taxes and insurance.

Accrued Income Tax. The income tax accrual decreased $115,222 between the two periods due to an accrued income tax receivable amount calculated through September 30, 1996. The September 30, 1996, balance was classified as a tax refund receivable because the estimated tax payments exceeded the accrued expense.

Other Liabilities. Other liabilities increased by $464,298, or 106.35%, from $436,552 on September 30, 1995, to $900,850 on September 30, 1996. The primary reason for the increase was the SAIF deposit insurance assessment of $362,557 along with increases in accounts payable of $34,928, accrued expenses of 65,900, and deferred compensation of $17,625.

Shareholders' Equity. Shareholders' equity decreased by $1,342,754, or 9.74%, from $13,782,999 on September 30, 1995, to $12,440,245 on September 30, 1996.
This decrease is the net effect of the following changes in equity: a paid in capital increase of $15,426 resulting from the fair market value adjustment to earned and committed to be released Employee Stock Ownership Plan ("ESOP") shares, net of taxes; an increase of $77,705 as a result of accounting for earned ESOP shares; an increase of $69,477 resulting from market valuation adjustments on available for sale securities; an increase of $558,768 from net operational income for the twelve month period just ended; a decrease of $387,412 for unearned Management Stock Bonus Plan ("MSBP") shares resulting from open market purchase of MSBP shares; a decrease of $1,536,689 resulting from open market purchases of the Company's common stock pursuant to three stock repurchase programs, and a decrease to retained earnings due to dividends declared and paid of $140,029.

Average Balance Sheet

The following table sets forth certain information relating to average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end instead of daily average balances has caused any material difference in the information presented.


Average Balance Sheet

                                                         For the Year Ended September 30,
                                        --------------------------------------------------------------------------
                                                     1996                                   1995
                                        ---------------------------------     ------------------------------------
                                        Average                 Average       Average                    Average
                                        Balance    Interest    Yield/Cost     Balance     Interest      Yield/Cost
                                        -------    --------    ----------     -------     --------     ------------
                                                                  (Dollars in Thousands)

Interest-earning assets:
 Loans receivable (1) ...............   $43,435     $3,704         8.53%      $44,371      $3,610            8.14%
 Mortgage-backed securities .........     5,047        344         6.82%        3,502         280            8.00%
 Investment securities (2) ..........    16,286        964         5.92%       14,636         817            5.58%
 Other interest-earning assets ......     3,497        162         4.63%        2,887         153            5.30%
                                         ------      -----                     ------       -----
   Total interest-earning assets ....    68,265      5,174         7.58%       65,396       4,860            7.43%

Non interest-earning assets .........     1,315                                 1,177
                                         ------                                ------
   Total assets......................   $69,580                               $66,573
                                        =======                               =======
Interest-bearing liabilities:
 Passbook / Passcard savings.........   $11,105        268         2.41%      $10,621         232            2.18%
 NOW / MMDA .........................     6,068        100         1.65%        6,798         113            1.66%
 Certificates of Deposit ............    37,551      2,164         5.76%       37,385       1,889            5.05%
                                         ------      -----                     ------       -----
   Total interest-bearing liabilities    54,724      2,532         4.63%       54,804       2,234            4.08%
                                                     -----                                  -----

Non interest-bearing liabilities:
 Demand Deposits ....................       827                                   625
 Other non interest-bearing
  liabilities .......................       665                                   716
                                         ------                                ------
   Total liabilities ................    56,216                                56,145
Retained earnings ...................    13,364                                10,428
                                         ------                                ------
   Total liabilities and retained
   earnings .........................   $69,580                               $66,573
                                         ======                                ======
Net interest income .................               $2,642                                 $2,626
                                                     =====                                  =====
Interest rate spread (3) ............                              2.95%                                     3.35%
Net yield on interest-earning assets
 (4).................................                              3.87%                                     4.02%
Ratio of average interest-earning
assets to average interest-bearing
liabilities .........................                            124.74%                                   119.33%

---------------------------------
(1) Average balances include non-accrual loans and are net of undisbursed commitments.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Comparison of Operating Results for the Years Ended September 30, 1995, and 1996

Net Income. Net Income decreased $268,786, or 32.48% from $827,554 on September 30, 1995 to $558,768 on September 30, 1996. The decrease was primarily due to a $362,557 charge connected with a one time special assessment from the SAIF. This one time assessment was the result of legislation that was signed into law on September 30, 1996, for the purpose of recapitalizing the SAIF. Increased net interest income of $16,279, increased noninterest income of $135,226, along with decreased provisions for loan losses of $22,705 and decreased tax expense of $144,809, were offset by increased noninterest expenses of $225,248.

Interest Income. Interest income increased $313,562, or 6.45%, in the twelve month period ended September 30, 1996, as compared to the same period ended September 30, 1995. Interest income from loans receivable increased $93,447, the result of decreased mortgage loan interest of $40,742 due to a reduction in the mortgage loan portfolio average balance offset by increased consumer and other loan interest income of $134,189 due to increased loan balances. Income from securities available for sale increased $326,005 and income from securities held to maturity decreased $105,890. The decrease was a result of the transfer of held to maturity securities to available for sale securities discussed in changes in financial condition. The remaining available for sale security investment income of $220,115 was due primarily to an increase in average balance of investments as the Company invested the proceeds from the Conversion for only six months in fiscal 1995 compared to twelve months in fiscal 1996.

Interest Expense: Interest expense, which is comprised of interest paid on deposits, increased $297,283, or 13.31%, for the twelve month comparative period for September 30, 1995 and 1996. This increase was due to the increase in the average balance of deposits, particularly certificates of deposit, with higher rates paid on specific deposit products.

Net Interest Income. Net interest income increased $16,279, or 0.62%, from $2,625,607 for the twelve month period ended September 30, 1995, to $2,641,886 for the same period ended September 30, 1996. This was due to the increased revenue from interest earned on the interest earning assets ($313,562), offset by increased deposit interest expense ($297,283), due to increased average balances. The Company's spread decreased from 3.35% to 2.95% as the cost of interest-bearing deposits increased at a faster rate than yields on interest-earning assets.

Provisions for Loan Losses. The Association currently maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Association's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. Provisions for loan losses decreased by $22,705, or 85.91%, from $26,430 for the period ended September 30, 1995, to $3,725 for the period ended September 30, 1996. This decrease was due to an assessment of the loan portfolio and market conditions. While management maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurances that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

Noninterest Income. Noninterest income increased $135,226, or 62.76%, from $215,452 at September 30, 1995, to $350,678 at September 30, 1996. This increase was primarily the result of a $81,023 contingency recovery in the first quarter of fiscal 1996 and an increase of $61,348 in gains on the sale of loans due to the Association's sale of $2,135,339 of mortgage loans in December 1995. The contingency recovery was due to a $65,000 settlement paid by the Association to settle litigation for which it had established a $146,023 loss reserve. In this litigation the bankruptcy trustee was seeking the return of loan payments made to the Association by the servicer on account of mortgage loans on which payments had not been made from mortgagors, and on account of mortgage loans not in the possession of the Association based on theories of fraudulent conveyance and preference. On October 30, 1995, the Court issued an order approving a settlement in the amount of $65,000 between the trustee and the Association. Furthermore, other noninterest income increased $24,950. These noninterest income increases were offset by decreased fees and service charges of $5,529 and a $24,730 decrease in gain on the sale of real estate owned. The reduction in the gain on real estate owned was due to the Association recognizing a gain of $32,878 on the sale of a property in December 1994.

Noninterest Expense. Noninterest expense increased by $587,805, or 40.04%, from $1,468,166 to $2,055,971 during the twelve month periods ended September 30, 1995 and 1996, respectively. Compensation and employee benefits increased $155,669 due to director and employee compensation increases of $47,263, ESOP expense increase of $42,058, and MSBP expense increase of $66,541. In fiscal 1995 no MSBP expenses were incurred.

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on the Association's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Association will pay a special assessment of $362,557 to recapitalize the SAIF. The FDIC is expected to lower the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level; however, the range of premiums has not been determined at this time.

Pursuant to the Act, the Association will pay, in addition to its normal deposit insurance premium as a member of the SAIF, an amount equal to approximately 6.4 basis points toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Based on total deposits as of September 30, 1996, had the Act been in effect, the Association's Fico Bond premium would have been approximately $36,000 in addition to its normal deposit insurance premium. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999, provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

Other increases in noninterest expenses were occupancy of $4,227, data processing of $4,673, advertising of $3,255, real estate owned expense of $3,574, offset by a decrease in provisions for losses on foreclosed real estate of $7,295. "Other" noninterest expenses, including legal, consulting, registrar fees, filing fees, auditing, and shareholder meeting expenses, increased $62,027 due to the added costs of being a public company.

Income Tax Expense. Income tax expense decreased $144,809, or 27.91%, from $518,909 for the twelve months ended September 30, 1995, to $374,100 for the twelve month period ended September 30, 1996, due to reduced earnings primarily from the SAIF assessment.

Liquidity and Capital Resources.

The Association is required to maintain minimum levels of "liquid assets," as defined by OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required OTS minimum ratio is currently 5%. The Association's average liquidity ratio was 26.65% during September 1996. The OTS required short term liquidity is 1%; at September 30, 1996, the Association's short term liquidity was 16.42%. The Association manages its liquidity ratio to meet its funding needs, including: deposit outflows; disbursements of payments collected from borrowers for taxes and insurance; repayment of borrowings, when applicable and loan principal disbursements. The Association also monitors its liquidity position in accordance with its asset/liability objectives.

In addition to funds provided from operations, the Association's primary sources of funds are: savings deposits; principal repayments on loans and mortgage-backed securities; and matured or called investment securities. As an alternative to supplement liquidity needs, the Association has the ability to borrow from the FHLB of Des Moines.

Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, savings deposit flows and prepayments on loans and mortgage-backed securities are significantly influenced by changes in market interest rates, economic conditions, and competition. The Association strives to manage the pricing of its deposits to maintain a balanced stream of cash flow commensurate with its loan commitments and other predictable funding needs.

The Association's most liquid assets are cash and cash equivalents, which include highly liquid short-term investments. The level of these assets is dependent on the Association's operating, financing, and investing activities during any given period. At September 30, 1996, cash and cash equivalents totaled $2.584 million.

The Association anticipates that it will have sufficient funds available to meet its current commitments. As of September 30, 1996, the Association had commitments to fund loans of $634,000, unused lines of credit of $798,000, and loans in process of $227,762. Certificates of deposit scheduled to mature within one year totaled $27.0 million at September 30, 1996. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such deposits will remain in the Association. As a result, no adverse liquidity effects are expected.

The Association is required by OTS to maintain various regulatory capital requirements. At September 30, 1996, the Association exceeded these regulatory capital requirements. See Note 14 to the Notes to Consolidated Financial Statements included herein.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Association's assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of New Accounting Standards

The Financial Accounting Standards Board ("FASB") has issued several new accounting standards which may affect the accounting for transactions of the Association. The new standards are discussed in detail at Note 15 to the Notes to Consolidated Financial Statements included herein.

Selected Quarterly Financial Data
(unaudited)
(Dollars in thousands except earnings
per share)

                              First    Second     Third     Fourth
                             Quarter   Quarter    Quarter   Quarter
                             -------   -------    -------   -------
    Fiscal 1996
-------------------------

Total interest income ...    $1,307    $1,300    $1,281     $1,286
Total interest expense ..       622       637       634        639
Net interest income .....       685       663       647        647
Provision for loan losses         2        --         2         --
Net Income ..............       258       174       196        (69)
Earnings per share ......    $ 0.29    $ 0.19    $ 0.24     $(0.09)

    Fiscal 1995
-------------------------

Total interest income ...    $1,120    $1,151    $1,276     $1,313
Total interest expense ..       518       535       575        606
Net interest income .....       602       616       701        707
Provision for loan losses        10        10         8         (2)
Net Income ..............    $  190    $  158    $  202     $  277
Earnings per share ......       N/A       N/A    $ 0.22     $ 0.30

                     [BERTRAM COOPER & CO., LLP LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT

     To the Board of Directors and Shareholders
     Mississippi View Holding Company and Subsidiary
     Little Falls, Minnesota 56345

     We have audited the accompanying consolidated statements of financial condition of Mississippi View Holding Company and Subsidiary (the Company) as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi View Holding Company and Subsidiary as of September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities.


     /s/ Bertram Cooper & Co., LLP
     Bertram Cooper & Co., LLP
     Waseca, Minnesota
     October 29, 1996

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                          September 30,
                                                                  ----------------------------
ASSETS                                                               1996              1995
                                                                  -----------      -----------

Cash and cash equivalents:
   Cash and due from banks                                   $       317,777   $       236,632
   Interest bearing deposits with banks                            2,265,877         2,600,438
Securities available for sale, at fair value                      12,235,145         4,495,023
Securities held to maturity, at amortized cost                     9,294,092        16,361,481
FHLB stock, at cost                                                  650,700           637,900
Loans held for sale                                                  178,663            57,974
Loans receivable, net of allowance for loan losses of
   $877,094 in 1996 and $962,086 in 1995                          43,070,281        42,989,472
Accrued interest receivable                                          450,327           528,925
Premises and equipment                                               788,846           861,681
Foreclosed real estate (net of allowance for losses
  of $15,700 for 1996 and $25,187 for 1995)                                -            29,711
Deferred tax asset (net of valuation allowance)                      163,903            90,500
Other assets                                                         595,208           553,065
                                                                  ----------        ----------
    Total Assets                                             $    70,010,819   $    69,442,802
                                                                  ==========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Demand deposits                                           $     4,471,137   $     4,242,241
   Savings deposits                                               14,087,832        13,918,703
   Time deposits                                                  37,972,225        36,759,387
                                                                  ----------        ----------
    Total deposits                                                56,531,194        54,920,331
Advances from borrowers for taxes and insurance                      138,530           187,698
Income taxes payable                                                       -           115,222
Other liabilities                                                    900,850           436,552
                                                                  ----------        ----------
    Total Liabilities                                             57,570,574        55,659,803
                                                                  ==========        ==========

Shareholders' equity:
Serial preferred stock, no par value, 5,000,000 shares
  authorized, no shares issued                                             -                 -
Common stock, $.10 par value, 10,000,000 shares authorized;
  1,007,992 shares issued                                            100,799           100,799
Paid in capital                                                    7,510,397         7,494,971
Treasury stock (130,278 shares), at cost                          (1,536,689)            -
Retained earnings, substantially restricted                        7,116,646         6,697,907
Unearned ESOP shares (66,527 and 75,263 shares) at cost             (566,736)         (644,441)
Unearned MSBP shares (34,474 shares) at cost                        (387,412)            -
Net unrealized appreciation on available-for-sale securities,
  net of tax of $135,494 in 1996 and $89,175 in 1995                 203,240           133,763
                                                                  ----------        ----------
    Total shareholders' equity                                    12,440,245        13,782,999
                                                                  ----------        ----------
    Total liabilities and shareholders' equity               $    70,010,819   $    69,442,802
                                                                  ==========        ==========

       The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME



                                                                    For the Year ended
                                                                       September 30,
                                                                 -------------------------
                                                                   1996             1995
                                                                 ---------       ---------
   Interest income:
      Loans receivable                                      $    3,703,652  $    3,610,205
      Securities available for sale                                528,912         202,907
      Securities held to maturity                                  940,865       1,046,755
                                                                 ---------       ---------
         Total interest income                                   5,173,429       4,859,867

   Interest expense:
      Demand deposits                                               37,345          39,941
      Savings deposits                                             330,357         304,947
      Time deposits                                              2,163,841       1,889,372
                                                                 ---------       ---------
         Total interest expense                                  2,531,543       2,234,260

      Net interest income                                        2,641,886       2,625,607
      Provision for loan losses                                      3,725          26,430
                                                                 ---------       ---------
         Net interest income after provision for loan losses     2,638,161       2,599,177
                                                                 ---------       ---------

   Noninterest income:

      Other fees and service charges                                70,603          76,132
      Gain on sale of loans                                         74,142          19,170
      Net gain on sale of real estate owned                         17,394          42,124
      Contingency recovery                                          81,023               -
      Other                                                        107,516          78,026
                                                                 ---------       ---------
         Total noninterest income                                  350,678         215,452
                                                                 ---------       ---------

   Noninterest expenses:
      Compensation and employee benefits                           919,565         763,896
      Occupancy                                                     87,856          83,629
      Deposit insurance assessment                                 362,557               -
      Deposit insurance premium                                    150,091         150,973
      Data processing                                               75,996          71,323
      Advertising                                                   30,787          27,532
      Real estate owned expense, net                                 5,053           5,204
      Provision for losses on foreclosed real estate                     -           3,570
      Other                                                        424,066         362,039
                                                                 ---------       ---------
         Total noninterest expense                               2,055,971       1,468,166
                                                                 ---------       ---------
   Income before income taxes                                      932,868       1,346,463
   Income tax expense                                              374,100         518,909
                                                                 ---------       ---------
   Net income                                               $      558,768  $      827,554
                                                                 =========       =========
   Earnings per share of common stock                       $         0.66  $         0.89
                                                                 =========       =========


       The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                            Unrealized
                                                                      Retained   Unallocated  Unallocated   Gain (Loss)
                                            Additional                Earnings     Common       Common    on Securities
                                   Common    Paid-in      Treasury  Substantially Stock Held  Stock Held    Available
                                    Stock    Capital        Stock    Restricted    By ESOP     For MSBP      For Sale      Total
                                   ------   ----------    --------  ------------- ----------  ----------- ------------     -----

Balance, September 30, 1994      $      -    $     -       $     -    $5,870,353  $       -   $       -    $ (1,067)   $ 5,869,286

   Cumulative effect of
     accounting change                  -           -            -             -          -           -      94,553         94,553

   Net earnings for the year
   ended September 30, 1995             -           -            -       827,554          -           -           -        827,554

   Issuance of common stock net
   of stock acquired by the ESOP  100,799    7,491,423           -             -   (690,472)          -           -      6,901,750

   Fair value adjustment of ESOP
   shares net of taxes of $2,365        -        3,548           -             -          -           -           -          3,548

   Allocated ESOP shares                -            -           -             -     46,031           -           -         46,031

   Net change in unrealized
   appreciation on available-
   for-sale securities, net
   of taxes of $27,563                  -            -           -             -          -           -      40,277         40,277
                                  -------    ---------  ----------     ---------   --------     -------     -------     ----------
Balance, September 30, 1995       100,799    7,494,971           -     6,697,907   (644,441)          -     133,763     13,782,999

   Treasury Stock acquired              -            -  (1,536,689)            -          -           -           -     (1,536,689)

   Net earnings for the year
   ended September 30, 1995             -            -           -       558,768          -           -           -        558,768

   Dividend paid                        -            -           -      (140,029)         -           -           -       (140,029)

   Fair value adjustment of ESOP
   shares net of taxes of $10,284       -       15,426           -             -          -           -           -         15,426

   Allocated ESOP shares                -            -           -             -     77,705           -           -         77,705

   MSBP shares acquired, net of
   earned shares in the amount
   of $71,217                           -            -           -             -          -    (387,412)          -       (387,412)

   Net change in unrealized
   appreciation on available-
   for-sale securities, net
   of taxes of $46,318                  -            -           -             -          -           -      69,477         69,477
                                 --------   ---------- -----------    ----------  ---------   ---------    --------    -----------

Balance, September 30, 1996      $100,799   $7,510,397 $(1,536,689)   $7,116,646  $(566,736)  $(387,412)   $203,240    $12,440,245
                                 ========   ========== ===========    ==========  =========   =========    ========    ===========

       The accompanying notes are an integral part of these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 For the Year Ended
                                                                    September 30,
                                                              --------------------------
                                                                 1996            1995
                                                              -----------    ------------
Cash flows from operating activities:
   Interest received on loans and investments              $   5,212,957  $   4,683,486
   Interest paid                                              (2,532,101)    (2,236,930)
   Other fees, commissions, and income received                  299,433        238,890
   Cash paid to suppliers, employees and others               (1,350,252)    (1,389,795)
   Contributions to charities                                     (7,869)        (2,304)
   Income taxes paid                                            (643,219)      (324,750)
   Loans originated for sale                                  (2,455,977)    (1,214,782)
   Proceeds from sale of loans                                 4,487,415      1,269,148
                                                              ----------     ----------
      Net cash provided by operating activities                3,010,387      1,022,963
                                                              ----------     ----------

Cash flows from investing activities:
   Purchases of available-for-sale securities                 (6,547,147)    (1,627,350)
   Proceeds from maturities of available-for-sale securities   1,356,285      1,000,000
   Purchases of held-to-maturity securities                   (4,694,532)   (13,570,461)
   Proceeds from maturities of held-to-maturity securities     9,295,315      7,555,005
   Loan originations and principal payments on loans, net     (2,123,430)     1,193,291
   Proceeds from sale of property and equipment                        -            464
   Purchases of property and equipment                           (10,936)       (47,620)
   Proceeds from sale of foreclosed real estate                   17,394         38,446
                                                              ----------     ----------
      Net cash provided by (used in) investing activities     (2,707,051)    (5,458,225)
                                                              ----------     ----------

Cash flows from financing activities:
   Net increase (decrease) in non-interest bearing demand
     and savings deposit accounts                                398,025       (791,572)
   Net increase (decrease) in time deposits                    1,213,396       (690,979)
   Net (decrease) increase in mortgage escrow funds              (49,168)       117,580
   Dividend on unallocated ESOP shares                            11,612              -
   Net proceeds from sale of  common stock                             -      7,595,770
   Acquisition of unearned ESOP shares                                 -       (690,472)
   Acquisition of treasury stock                              (1,536,689)             -
   Acquistion of unearned MSBP shares                           (453,899)             -
   Dividends paid                                               (140,029)             -
                                                              ----------     ----------
      Net cash used by financing activities                     (556,752)     5,540,327
                                                              ----------     ----------
Net (decrease) increase in cash and cash equivalents            (253,416)     1,105,065
Cash and cash equivalents at beginning of year                 2,837,070      1,732,005
                                                              ----------     ----------
Cash and cash equivalents at end of year                   $   2,583,654  $   2,837,070
                                                              ==========     ==========

       The accompanying notes are an integral part of these consolidated financial statements

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                                                   For the Year Ended
                                                                       September 30,
                                                                   -------------------
                                                                   1996           1995
                                                                   ----           ----
RECONCILIATION OF NET INCOME TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES

   Net income                                                 $   558,768    $   827,554
   Adjustments:
      Provision for losses on loans and real estate                 3,725         30,000
      Depreciation                                                 83,771         79,882
      Federal Home Loan Bank stock dividends                      (12,800)             -
      Noncash dividends                                            (5,071)        (5,058)
      ESOP fair value adjustment                                   15,426          3,548
      Amortization of ESOP compensation                            66,092         46,031
      Amortization of MSBP compensation                            66,487              -
      Net amortization and accretion of premiums
        and discounts on securities                                38,211         49,490
      Net loss on sale of fixed assets                                  -          4,540
      Net (gains) on sales of real estate owned                   (17,393)       (42,124)
      Net loan fees deferred and amortized                         14,291          5,579
      Net mortgage loan servicing fees deferred                   (11,611)             -
      Contingency recovery                                        (81,023)             -
      (Increase) decrease in:
         Loans held for sale                                    2,014,650         35,196
         Accrued interest receivable                               78,598       (166,962)
         Prepaid income tax                                       (23,892)        51,823
         Deferred tax asset                                      (119,721)        29,479
         Other assets                                              (6,639)        45,605
      Increase (decrease) in:
         Accrued interest payable                                    (558)        (2,670)
         Accrued income tax                                      (115,222)       115,222
         Other liabilities                                        464,298        (84,172)
                                                                ---------      ---------
         Net cash provided by operating activities            $ 3,010,387    $ 1,022,963
                                                                =========      =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

   Federal Home Loan Bank stock dividends                     $    12,800    $         -

   Refinancings of sales of real estate owned                      37,200          9,000

   Transfers from loans to real estate acquired
      through foreclosure                                           4,989         64,046

   Noncash dividends                                                5,071          5,058

   Transfer of debt securities to available for sale
      from securities held to maturity                          2,449,446      3,568,247

   Transfers of loans held for investment to loans
      held for sale                                             2,135,339              -

       The accompanying notes are an integral part of these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          September 30, 1996 and 1995

Note 1. Summary of Significant Accounting Policies

        The following summarizes the significant accounting policies Mississippi View Holding Company (the Company) follows in presenting its financial statements.

        Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Community Federal Savings and Loan Association (the Association). All significant intercompany transactions and balances are eliminated in consolidation. Certain amounts in the financial statements for the prior year have been reclassified to conform to current financial statement presentation.

        Organization - On March 23, 1995, the Association converted from a mutual association to a stock association pursuant to a Plan of Conversion, (the Conversion) via the issuance of common stock. In conjunction with the Conversion, the Company sold 1,007,992 shares of common stock which, after giving effect to offering expenses of $471,714, resulted in net proceeds of $7.6 million which included an order for 20,159 shares of stock in the amount of $161,272 from the Employee Stock Ownership Plan (ESOP). Pursuant to the Conversion, the Association transferred all of its outstanding shares to its newly organized holding company. On March 24, 1995 the Association's ESOP purchased an additional 60,480 shares in the open market, in the amount of $529,200. The ESOP's purchases were funded through a loan from the Company.

        Upon the Conversion, the preexisting liquidation rights of the mutual stock association members were unchanged. Such rights will be accounted for by the Company for the benefit of such depositors in proportion to their liquidation interests as of either the Eligibility Record Date or the Supplemental Eligibility Record Date as defined.

        Subsequent to the Conversion, neither the Company nor the Association may declare or pay cash dividends on any of their shares of common stock if the effect would be to reduce shareholders' equity below applicable regulatory capital requirements or if such declaration of payment would otherwise violate regulatory requirements.

        Nature of Business - Mississippi View Holding Company is a unitary thrift holding company whose subsidiary provides financial services. The Association's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential real estate and other consumer loans. At September 30, 1996, the Association operated one retail banking office in Minnesota. The Association is subject to significant competition from other financial institutions, and is also subject to regulation by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

        Use of Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and income and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        A substantial portion of the Association's loans are collateralized by real estate in local markets (see Note 13). In addition, foreclosed real estate is located in the same market area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1. Summary of Significant Accounting Policies - (continued)

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        Cash Equivalents - Cash equivalents of $1,000,000 and $2,200,000 at September 30, 1996 and 1995, respectively, consist of certificates of deposit, and funds due from banks. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

        Investment Securities - The Company was required to adopt Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for the fiscal year beginning October 1, 1994. SFAS No. 115 requires the Company to classify its investments, including debt securities, marketable equity securities, mortgage-backed securities, and mortgage related securities in one of three categories: held to maturity, trading or available for sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. The Company does not engage in security trading and, therefore, the balance of its debt securities and any equity securities are classified as available for sale. The Company classifies debt securities as available for sale when it determines that such securities may be sold at a future date or if there are foreseeable circumstances under which the Company would sell such securities.

        Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are included in shareholders' equity as unrealized holding gains or losses net of the related tax effect. Unrealized losses on available for sale securities or held to maturity securities reflecting a decline in value judged to be other than temporary are charged to income. Realized gains or losses on available for sale securities are computed on a specific identification basis.

        In November 1995, the Financial Accounting Standards Board (FASB) issued "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which provided transition guidance permitting an enterprise to reassess the appropriateness of the classification of all its securities before December 31, 1995. The Company reassessed its classifications, and on December 31,1995, transferred $2.5 million in amortized cost of investment and mortgage-backed securities from held-to-maturity to available-for-sale classification. The related unrealized gain after tax effect as of the date of transfer was $25,000.

        Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income over the estimated life of the respective security using a method that approximates the level yield method.

        Prior to adoption of SFAS No. 115, marketable equity securities were carried at lower of cost or estimated fair value with net unrealized losses being recognized through a valuation allowance shown as a reduction in the carrying value of the related securities and as a corresponding reduction in retained earnings.

        The Association, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Des Moines. Because no ready market exists for this stock, and it has no quoted market value, the Association's investment in this stock is carried at cost.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1. Summary of Significant Accounting Policies - (continued)

        Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

        Loans Receivable - Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, net of deferred loan origination fees.

        The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions.

        SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," were adopted prospectively by the Company on October 1, 1995. These statements address the accounting for impaired loans and specify how allowances for loan losses related to these impaired loans should be determined. The adoption of these statements did not affect the level of the overall allowance or operating results. Income recognition and charge-off policies were not changed as a result of SFAS 114 and SFAS 118. The Association defines the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio. There were no impaired loans at September 30, 1996 as defined by SFAS 114 and SFAS 118.

        Uncollectible interest on loans contractually past due for three months is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

        Loan origination fees, net of certain specifically defined direct loan origination costs, are deferred. The net amount deferred is recognized as interest income using the interest method over the contractual term of each loan as an adjustment of yield. If the related loan is sold, the remaining net amount deferred, which is part of the basis of the loan, is used in determining gain or loss on sale.

        Mortgage   Servicing   Rights  -  The  Company  adopted  SFAS  No.  122
        "Accounting for Mortgage Servicing Rights-An Amendment of SFAS No. 65, " prospectively as of October 1, 1995. SFAS No. 122 amends certain provisions of SFAS No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and rights acquired through purchase transactions. The statement requires a mortgage banking enterprise, which sells or securitizes loans and retains the servicing rights, to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loan (without the servicing rights) based on their relative fair values. Costs allocated to mortgage servicing rights are recognized as a separate asset and amortized in proportion to and over the period of estimated net servicing income and are evaluated for impairment based on their fair value. The effect of adopting SFAS No. 122 did not have a material impact on the Company's financial condition or the results of its operations.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1. Summary of Significant Accounting Policies - (continued)

        Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related unpaid loan balance or fair value of the property, less estimated costs to sell at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

        Premises and Equipment - Land is carried at cost. Building, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from five to forty years.

        Long-Lived Assets - The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in fiscal year 1996. This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Impairment would be considered when the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Implementation of this statement had no effect on the consolidated financial statements.

        Income Taxes - Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The effect of a change in the beginning-of-the-year balance of a valuation allowance that results from a change in judgment about the realizability of deferred tax assets, is included in income.

        Earnings Per Share - Earnings per share of common stock for the year ended September 30, 1996, has been determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year of 852,612. Earnings per share of common stock for the fiscal year ended September 30, 1995, has been computed by dividing the net income for the twelve month period by the calculated weighted average number of shares of common stock and common stock equivalents which would have been outstanding if the Conversion had occurred on the first day of the fiscal year rather than on March 23, 1996, which was 928,720 shares.

        Shares acquired by the employee stock ownership plan are not considered in the weighted average shares outstanding until shares are committed for allocation to an employees individual account or have been earned. Stock options are regarded as common stock equivalents computed using the treasury stock method, however, they did not have a material effect on primary and fully diluted earnings per share.

        Fiscal 1995 pro-forma earnings per share of $1.01 is computed as if the net proceeds of the stock conversion were recorded on October 1, 1994, and was invested by the Company at 6.2%, which was equal to the one year U.S. Treasury bill rate as of October 31, 1994, net of an effective federal and state income tax rate of 40.5% resulting in an after tax yield of 3.69% on $6,901,750. The stock proceeds were generally available to the Company on March 1, 1995, resulting in a five month pro forma earning period.

        Treasury Stock - Treasury stock is recorded at cost. In the event of a subsequent reissue, the treasury stock account will be reduced by the cost of such stock on the average cost basis with any excess proceeds credited to addional paid-in capital. Treasury stock is available for general corporate purposes.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1. Summary of Significant Accounting Policies - (continued)

        Fair Values of Financial Instruments - SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," initially adopted during fiscal 1996, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimated cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The following methods and assumptions were used by the Company in estimating its fair value disclosures, as presented in Note 12, for financial instruments:

        Cash  and  cash  equivalents:  The  carrying  amounts  reported  in  the
        statements  of  financial   condition  for  cash  and  cash  equivalents
        approximate those assets' fair values.

        Debt and equity securities: Fair values for debt and equity securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        FHLB stock: The carrying amount of FHLB stock approximates fair value.

        Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality giving consideration to estmated perpayment and credit loss factors. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

        Accrued interest receivable: The carrying amount of accrued interest receivable approximates fair value.

        Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates fair value.

        Advance payments by borrowers for taxes and insurance (escrow accounts):
        The carrying amount of escrow accounts approximate fair value.

        Loan commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The carrying value and fair value of commitments to extend credit are not considered material for disclosure.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 2.   Debt and Equity Securities

       The amortized costs and approximate fair values of debt and equity securities are summarized as follows:

                                                                                     Gross         Gross
                                                                   Amortized       Unrealized    Unrealized         Fair
                                                                     Cost            Gains        Losses           Value
                                                                   ---------       ----------    ----------       -------
         September 30, 1996:
         -------------------

         Debt and equity securities available for sale:

           Debt securities:
             U.S. Government and agency obligations               $ 10,361,165   $    21,133   $  (47,513)      $ 10,334,785
             Mortgage-backed Securities                              1,396,690            --      (19,107)         1,377,583
                                                                    ----------       -------      -------         ----------
                          Subtotal                                  11,757,855        21,133      (66,620)        11,712,368
                                                                    ----------       -------      -------         ----------
           Equity securities:
             Mutual fund                                                86,903            --          (33)            86,870
             Stock in FHLMC                                             51,653       384,254           --            435,907
                                                                    ----------       -------      -------         ----------

                          Subtotal                                     138,556       384,254          (33)           522,777
                                                                    ----------       -------      -------         ----------

           Total                                                  $ 11,896,411   $   405,387   $  (66,653)     $  12,235,145
                                                                    ==========       =======      =======         ==========

         Debt securities held to maturity:

           U.S. Government and agency obligations                 $  1,749,672   $       172   $   (2,031)     $   1,747,813
           Certificates of deposit                                   4,065,000            --           --          4,065,000
           Mortgage-backed securities                                3,479,420        75,648      (47,140)         3,507,928
                                                                    ----------       -------      -------         ----------

           Total                                                  $  9,294,092   $    75,820   $  (49,171)     $   9,320,741
                                                                    ==========       =======      =======         ==========

         September 30, 1995:
         ------------------

         Debt and equity securities available for sale:

           Debt securities:
             U.S. Government and agency obligations               $  3,513,087   $    13,081   $  (37,184)     $   3,488,984
             Mortgage-backed securities                                625,512            --         (642)           624,870
                                                                    ----------       -------      -------         ----------

                          Subtotal                                   4,138,599        13,081      (37,826)         4,113,854
                                                                    ----------       -------      -------         ----------
           Equity securities:
             Mutual fund                                                81,833            56           --             81,889
             Stock in FHLMC                                             51,653       247,627           --            299,280
                                                                    ----------       -------      -------         ----------

                          Subtotal                                     133,486       247,683           --            381,169
                                                                    ----------       -------      -------         ----------

         Total                                                     $ 4,272,085   $   260,764   $  (37,826)     $   4,495,023
                                                                    ==========       =======      =======         ==========

         Debt securities held to maturity:

           U.S. Government and agency obligations                  $ 6,172,729   $    38,094   $  (14,417)     $   6,196,406
           Certificates of deposit                                   6,064,000            --           --          6,064,000
           Mortgage-backed securities                                4,124,752        84,459      (81,760)         4,127,451
                                                                    ----------       -------      -------         ----------
           Total                                                   $16,361,481   $   122,553   $  (96,177)     $  16,387,857
                                                                    ==========       =======      =======         ==========

          There were no sales of securities during the two years ended September 30, 1996.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 2.   Debt and Equity Securities - (continued)

          The amortized cost and estimated market value of debt securities at September 30, 1996, by contractual maturity, are shown below. Mortgage-backed securities have been aggregated and disclosed separately, rather than allocate over several maturity groupings, since they lack a single maturity date and because borrowers retain the right to prepay the obligation.

                                                     Held to Maturity              Available for Sale
                                                 --------------------------      ----------------------
                                                                 Estimated                   Estimated
                                                 Amortized          Fair         Amortized     Fair
                                                    Cost            Value          Cost        Value
                                                 ----------      ----------      ---------   ----------
         Due in one year or less             $    5,315,000  $    5,312,969  $   4,502,556  $ 4,495,130
         Due one year through five years            499,672         499,844      5,430,968    5,416,250
         Due after ten years                              -               -        427,641      423,405
                                                  ---------       ---------     ----------   ----------
           Subtotal                               5,814,672       5,812,813     10,361,165   10,334,785
         Mortgage-backed securities               3,479,420       3,507,928      1,396,690    1,377,583
                                                  ---------       ---------     ----------   ----------
           Total                             $    9,294,092  $    9,320,741  $  11,757,855  $11,712,368
                                                  =========       =========     ==========   ==========

Note 3.   Loans Receivable

          Loans receivable at September 30, 1996 and 1995 consist of the following:

                                                                   1996            1995
                                                                 ----------     ----------
         Secured by 1-4 family residences                    $   37,623,209  $  37,514,624
         Secured by other real estate                             3,964,195      4,516,721
         Construction                                               626,900      1,136,300
         Consumer and other                                       1,916,165      1,551,198
         Loans secured by deposits                                  281,115        200,939
                                                                 ----------     ----------
           Total loans receivable                                44,411,584     44,919,782
                                                                 ----------     ----------
         Less:
           Undisbursed portion of mortgage loans                   (227,762)      (746,068)
           Allowance for loan losses                               (877,094)      (962,086)
           Deferred loan fees                                      (236,447)      (222,156)
                                                                 ----------     ----------
             Loans receivable,  net                          $   43,070,281  $  42,989,472
                                                                 ==========     ==========

          A summary of the activity in the allowance for loan losses is as follows:

                                                                  Years ended September 30,
                                                                  -------------------------
                                                                     1996           1995
                                                                   --------      ---------
         Balance, beginning of period                        $      962,086  $   1,006,252
         Provision for losses                                         3,725         26,430
         Charge offs                                                (92,213)       (75,333)
         Recoveries                                                   3,496          4,737
                                                                    -------      ---------
         Balance, end of period                              $      877,094  $     962,086
                                                                    =======      =========

          In the ordinary course of business, the Association has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $140,000 and $212,000 at September 30, 1996 and 1995, respectively.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 4.  Foreclosed Real Estate

         Foreclosed real estate acquired in settlement of loans consists of the following:

                                                              September 30,
                                                            -------------------
                                                             1996        1995
                                                            -------     -------
         Real estate acquired by foreclosure             $   15,700  $   54,898
         Less allowance for losses                           15,700      25,187
                                                             ------      ------
           Foreclosed real estate, net                   $        -  $   29,711
                                                             ======      ======

         Activity in the allowance for losses on foreclosed real estate is as follows:

                                               Years ended September 30,
                                               -------------------------
                                                    1996        1995
                                                   -------     -------
         Beginning balance                      $   25,187  $   78,461
         Provision charged to income                     -       3,570
         Charge-offs                                (9,487)    (56,844)
         Recoveries                                      -           -
                                                    ------     -------
         Ending balance                         $   15,700  $   25,187
                                                    ======     =======

Note 5. Loan Servicing

        Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of loans serviced for others was $2,823,000 and $1,159,000 at September 30, 1996 and 1995, respectively.

        Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $13,300 and $13,500 at September 30, 1996 and 1995, respectively.

        Mortgage servicing rights of $12,700 were capitalized in fiscal 1996 with a carrying amount of $11,600 at September 30, 1996. The valuation allowance on September 30, 1996 and changes in the valuation allowance during the period were not significant.

Note 6.  Accrued Interest Receivable

         Accrued  interest   receivable  at  September  30,  1996  and  1995  is
summarized as follows:

                                                             1996        1995
                                                            -------     -------
         Investment securities                           $  164,382  $  246,865
         Mortgage-backed securities                          41,500      48,562
         Loans receivable                                   244,445     233,498
                                                            -------     -------
           Total                                         $  450,327  $  528,925
                                                            =======     =======

Note 7.  Premises and Equipment

         Premises and equipment at September 30, 1996 and 1995 consists of the following:

                                                             1996        1995
                                                            -------    --------
         Land                                            $   98,840  $   98,840
         Office building                                    790,702     786,739
         Furniture and equipment                            463,914     456,943
                                                          ---------   ---------
            Total                                         1,353,456   1,342,522
         Less accumulated depreciation                     (564,610)   (480,841)
                                                          ---------   ---------
            Premises and equipment, net                  $  788,846  $  861,681
                                                          =========   =========

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 8. Deposits

        The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,434,000 and $2,109,000 at September 30, 1996 and 1995, respectively. Deposited amounts in excess of $100,000 per account are not insured by the Savings Association Insurance Fund.

         At September 30, 1996, the scheduled maturities of time deposits are as follows:

                                     1997                $26,959,056
                                     1998                 10,495,000
                                     1999                    487,908
                                     2000                     30,261
                                                          ----------
                                    Total                $37,972,225
                                                          ==========

        Deposits by related parties were approximately $803,000 and $623,000 at September 30, 1996 and 1995, respectively.

        The Association provides collateral to various local governmental units as required by state statute on savings and certificate account balances greater than $100,000. The collateral pledged against such deposits consisted of mortgage-backed securities totaling $1,101,623 and $2,188,784 as of September 30, 1996 and 1995, respectively.

Note 9.  Income Taxes

         Income tax expense (benefit) applicable to operations include current and deferred taxes as follows:

                                                Years ended September 30,
                                                -------------------------
                                                    1996        1995
                                                  -------      -------
           CURRENT
              Federal                           $  367,539  $  369,700
              State                                126,283     119,730
                                                  --------     -------
                 Subtotal                          493,822     489,430
                                                  --------     -------
           DEFERRED
              Federal                              (89,790)     22,109
              State                                (29,932)      7,370
                                                  --------     -------
                 Subtotal                         (119,722)     29,479
                                                  --------     -------
           Total income tax provision           $  374,100  $  518,909
                                                  ========     =======

        The State of Minnesota follows the Internal Revenue Code for the determination of taxable income in connection with temporary differences. The State portion of deferred tax assets and liabilities is approximately 25 percent.

        Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities that create deferred tax assets and liabilities are as follows:

                                                               September 30,
                                                            -------------------
                                                             1996        1995
                                                            -------     -------
         Deferred tax assets:
           General loan loss allowance                   $  350,838  $  272,699
           Deferred loan fees                                94,579      88,864
           Deferred compensation                            129,278     100,304
           SAIF assessment                                  145,023           -
                                                           --------    --------
                                                            719,718     461,867
           Less valuation allowance                        (162,000)   (159,037)
                                                           --------    --------
           Subtotal                                         557,718     302,830
                                                           --------    --------

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 9.  Income Taxes - (continued)

                                                              September 30,
                                                         ----------------------
                                                             1996        1995
                                                         ----------  ----------
         Deferred tax liabilities:
           Excess tax reserves                              115,768           -
           Securities unrealized gains                      135,494      89,175
           FHLB stock dividend                               99,680      88,198
           Mortgage servicing rights                          4,644           -
           Depreciation and basis adjustment                 38,229      34,957
                                                            -------     -------
           Subtotal                                         393,815     212,330
                                                            -------     -------
         Net deferred tax assets                         $  163,903  $   90,500
                                                            =======     =======

        The Association has paid sufficient income taxes in prior carryback years which would enable it to recover the balance of the net deferred tax assets, and therefore, no additional valuation allowance was required at September 30, 1996 and 1995.

        Actual income tax expense varied from "expected" tax expense (computed by applying the United States federal corporate income tax rate of 34 percent to earnings before taxes) as follows:

                                                           Years ended September 30,
                                                           -------------------------
                                                                 1996        1995
                                                             ----------  ----------
       Computed "expected" tax expense:                      $  317,200  $  457,760
       Increase (reduction) in income tax resulting from:

          State income taxes, net of federal tax benefit         63,600      82,600
          Other (net)                                            (6,700)    (21,451)
                                                                -------     -------
       Total income tax expense                              $  374,100  $  518,909
                                                                =======     =======

        If certain conditions are met, savings and loan associations are allowed a bad debt deduction in determining income for tax purposes, based on specified experience formulas or a percentage of taxable income before such deduction. On August 21, 1996 legislation was signed into law which repealed the percentage of taxable income method for the tax bad debt deduction. The repeal is effective for the Association's taxable year beginning October 1, 1996. In addition, the legislation requires the Company to include in taxable income its tax bad debt reserves in excess of its base year reserves (pre-1988 reserves) over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for the tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of base year have been recorded as temporary differences, this change in the tax law is not expected to have a material effect on the Company's statement of operations.

        Retained earnings at September 30, 1996, includes approximately $1,459,000 of pre-1988 reserves, for which no deferred income tax liability, approximately $584,000, has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

Note 10. Employee Benefit Plans

        Salary Continuation Plan

        The Association is obligated to its former executive officers under a deferred compensation plan. The unpaid liability of $101,768 is recorded in the accompanying financial statements. The plan is fully funded with annuity contracts recorded as assets in the accompanying financial statements. The Association has also adopted a directors' consultations and retirement plan. Benefits related to services are expensed under the plan vesting schedule. The Association adopted an insured executive supplemental retirement plan and the estimated benefits will be accrued over the expected remaining years of employment. The compensation expense related to these plans amounted to $29,892 and $27,182 for the years ended September 30, 1996 and 1995, respectively.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 10. Employee Benefit Plans - (continued)

        Salary Reduction Plan

        The Association has adopted a salary reduction plan (401(k) Plan) which covers substantially all full time employees. Company contributions are determined anually by the Board of Directors. The Company's expense was $1,042 and $14,516 for the years ended September 30, 1996 and 1995, respectively.

        Employee Stock Ownership Plan

        At the time of the stock conversion, the Association established an Employee Stock Ownership Plan (ESOP) covering all employees over the age of 21, with at least one year of service who work at least 1,000 hours during the plan year. The ESOP borrowed funds from the Company to purchase a total of 80,639 shares of the Company's Common Stock. The loan is collateralized by the Common Stock. Contributions by the Association are used to repay the loan with shares being released from the Company's lien proportional to the loan repayment. Annually, on December 31, the released shares are allocated to the participants in the same proportion as their wages bear to the total compensation of all of the participants.

        The Company presents these financial statements in accordance with the AICPA Statement of Position (SOP) No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The price of the shares issued and unreleased are charged to unearned compensation, a contra-equity account, and shares released are reported as compensation expense equal to the current market value price of the released shares. Dividends paid on allocated shares are charged to retained earnings and those on unallocated shares are charged to expense.

        The following table presents the components of the ESOP shares:

                                                              September 30,
                                                         -----------------------
                                                            1996        1995
                                                         ----------  -----------
           Allocated shares                                   8,064           -
           Commited to be released shares                     6,048       5,376
           Unreleased shares                                 66,527      75,263
                                                            -------     -------
           Total ESOP shares                                 80,639      80,639
                                                            =======     =======
           Fair value of unreleased shares               $  756,745  $  865,525
                                                            =======     =======
           Compensation expense recorded                 $   94,003  $   51,945
                                                            =======     =======


        Management  Stock Bonus Plan (MSBP)

        The Company has adopted a MSBP for directors and Management to enable the Association to attract and retain experienced and capable personnel in key positions of responsibility. A total of 29,224 shares were awarded in the form of restricted stock payable over a five year vesting period and 11,095 shares were reserved for future awards. The Company acquired the MSBP shares in fiscal 1996 in an open market purchase at a cost of $458,629, which was initially recorded as unearned compensation in a contra shareholders' equity account. The Company recognizes compensation expense pro rata over the vesting period which amounted to $66,487 for fiscal 1996.

        Stock Option Plan

        The Company established two stock option plans for directors, officers, and employees. One is a non-qualified plan and the other is an incentive stock option plan. The option plans were approved by the Company's shareholders on September 27, 1995, and 100,799 shares were available for grant. Awarded were 73,072 shares exercisable at the market price of $11.38 per share. All options were outstanding at September 30, 1996 and expire ten years from date of grant.

Note 11. Commitments and Contingencies

        Loans serviced for FNMA, in the amount of $740,000 at September 30, 1996, were sold subject to recourse provisions which require the Association to buy back any loan which is delinquent more than ninety days. The Association also sold loans and related servicing subject to recourse provisions which expire in March 1997 in the amount of $1,082,400 at September 30, 1996.. The Association has not incurred any losses on loans sold with recourse provisions.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 12. Financial Instruments

        The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

        The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit which represent credit risk totaled $634,000 for loans ($296,000 at fixed rates and $338,000 at adjustable rates) and $798,000 unused lines of credit at September 30, 1996.

        Commitments to sell loans amounted to $179,000 at September 30, 1996.

        The estimated fair values of the Company's financial instruments are as follows:

                                                             September 30, 1996
                                                         ---------------------------
                                                           Carrying          Fair
         Financial assets:                                  Amount           Value
                                                         -----------     -----------
           Cash and cash equivalents                     $ 2,583,654     $ 2,583,654
           Investment securities                          21,529,237      21,555,886
           FHLB Stock                                        650,700         650,700
           Loans Receivable                               44,590,248      45,544,520
           Accrued interest receivable                       450,327         450,327

         Financial liabilities:
           Deposits                                       56,531,194      56,538,374
           Advance payments by borrowers (escrows)           138,530         138,530

Note 13. Significant Geographic Concentration of Credit Risk

        A significant portion of the Association's loans receivable are to borrowers located in Little Falls, Minnesota, and the surrounding counties. This geographic concentration amounted to approximately 95% of the total loans receivable balance for the years ended September 30, 1996 and 1995.

Note 14. Regulatory Matters

        The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

        The OTS includes an interest-rate risk component in its risk-based capital requirements. Institutions with a greater than normal interest-rate risk exposure (as defined) must take a deduction from the total capital available to meet their risk-based capital requirement equal to half the difference between the institution's actual measured exposure and a defined normal level of exposure.

        Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the following table below) of total and Tier 1 capital (as defined in the regulation), to risk-weighted assests (as defined), and of tangible and Tier 1 capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 1996, that the Association meets all of capital adequacy requirements to which it is subject.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 14.Regulatory Matters - (continued)

        As of September 30, 1996 and 1995, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

        The Association's actual regulatory capital amounts, with reconcilation to the Company's capital investment in the Association determined in accordance with generally accepted accounting principles (GAAP), and ratios as of September 30, 1996, are also presented in the table (in thousands).

                                                                    For Capital       Prompt Corrective
                                                  Actual           Adequacy Purposes  Action Provision
                                          ----------------------  ------------------  ----------------
                                            Amount      Percent    Amount   Percent   Amount    Percent
                                            ------      -------    ------   -------   ------    -------
        GAAP capital                      $  10,643
        Less: Unrealized gains on debt
           securities held for sale            (238)

        Excess mortgage servicing rights         (1)
                                            -------
        Tangible capital and ratio
           to adjusted total assest       $  10,404       14.9%  $    1,046   1.50%
                                            -------       ----       ------   ----
        Tier 1 (Core) capital and ratio
          to adjust total assets          $  10,404       14.9%  $    2,092   3.0%  $    3,487   5.0%
                                            -------       ----       ------  ----        -----   ---
        Tier 1 capital and ratio
          to risk-weighted assets         $  10,404       30.5%  $    1,366   4.0%  $    2,049   6.0%
                                            -------       ----       ------  ----        -----   ---
        Tier 2 capital, allowance
          for loan losses                       430
                                            -------
       Total risk-based capital and
          ratio to risk-weighted assets   $  10,834       31.7%  $    2,733   8.0%  $    3,416  10.0%
                                            =======       ====       ======   ===        =====  ====

        The Association may not declare or pay cash dividends to the Company if the effect would be to reduce GAAP capital below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

Note 15.Effects of New Financial Accounting Standards

        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employees compensation plans. SFAS 123 encourages all entities to adopt the "fair value based method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most stock plans have no intrinsic value at date of grant, and under previous accounting guidance, no compensation cost was to be recognized.

        The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company intends to continue accounting for compensation cost under the intrinsic value based method and will provide pro forma disclosures for all awards granted after September 30, 1996. Such disclosures include net income and earnings per share as if the fair value based method of accounting has been applied.

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 15.Effects of New Financial Accounting Standards - (continued)

        In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 amends portions of SFAS 115, amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS 65, and supercedes SFAS 122. The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interest in the assets that are transferred. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The adoption of the statement is not expected to have a material effect on the Company's financial condition or results of operations.

Note 16.Parent Only Condensed Financial Information

        This information should be read in conjunction with the other Notes to Consolidated Financial Statements. On March 23, 1996 the Company issued $7.6 million of common stock and contributed one-half of the net proceeds to the Association as equity capital. Shareholders' equity differs from the consolidated statements by the amount of consolidating ESOP adjustments.

                        STATEMENT OF FINANCIAL CONDITION

                                                   September 30,      September 30,
       ASSETS                                          1996               1995
                                                   -----------        -----------
        Cash and cash equivalents                  $    61,525        $     48,790
        Investment in Association subsidiary        10,642,889          10,588,338
        Loan to Association subsidiary               1,725,000           3,100,000
        Loan to Association ESOP                       609,813             690,472
        Tax refund receivable                           33,235                   -
                                                    ----------          ----------
                        Total                      $13,072,462        $ 14,427,600
                                                    ==========          ==========
       LIABILITIES AND SHAREHOLDERS EQUITY
        Other liabilities                          $    70,210        $       160
        Shareholders' equity                        13,002,252         14,427,440
                                                    ----------          ----------
                        Total                      $13,072,462        $14,427,600
                                                    ==========          ==========

                              STATEMENT OF INCOME

                                                     For the
                                                    Year Ended     From inception to
                                                   September 30,      September 30,
       Interest from:                                  1996               1995
                                                   -----------        -----------
        Association's subsidiary loan               $  151,949         $  103,063
        Association's ESOP loan                         54,101             32,008
        Dividends from Association subsidiary          200,000                  -
                                                       -------            -------
                        Total income                   406,050            135,071
       Expenses:
        Non-interest expenses                          234,402             68,732
        Income tax (refund) expense                    (11,679)            26,895
                                                       -------            -------
                        Total expenses                 222,723             95,627
                                                       -------            -------

       Income before equity in undistributed
        net income of
        Association subsidiary                         183,327             39,444
       Equity in undistributed net income of
        Association subsidiary                         577,217            788,110
                                                       -------            -------
       Net income                                   $  760,544         $  827,554
                                                       =======            =======

                MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 16.Parent Only Condensed Financial Information - (continued)

STATEMENT OF CASH FLOWS

                                                                 For the
                                                                Year Ended      From inception to
                                                               September 30,      September 30,
                                                                    1996               1995
                                                                ----------         ----------
        Net income                                              $  760,544         $  827,554
        Adjustments:
            Equity distribution net of Association subsidiary     (577,217)          (788,110)
            ESOP fair value adjustment, net of taxes                15,426                  -
            Dividend from Association subsidiary                  (200,000)                 -
            Increase in income tax refund receivable               (33,235)                 -
            (Decrease) increase in accrued income taxes               (160)               160
            Increase in other liabilities                           70,210                  -
                                                                  --------           --------
        Net cash provided by operations                             35,568             39,604
                                                                  --------           --------


        Cash flows from investing activities:
            Loan to subsidiary                                   1,375,000         (3,100,000)
            Dividend from Association subsidiary                   200,000                  -
            Purchase of treasury stock                          (1,536,689)                 -
            Purchase of subsidiary stock                                 -         (3,796,112)
                                                                  --------           --------
        Net cash used in investing activities                       38,311         (6,896,112)
                                                                  --------           --------

        Cash flows from financing activities:
            Proceeds from sale of stock                                  -          7,595,770
            Payment of cash dividend                              (141,804)                 -
            Purchase of ESOP shares                                 80,660           (690,472)
                                                                  --------           --------
        Net cash (used in) provided by financing activities        (61,144)         6,905,298
                                                                  --------           --------
        Increase in cash and cash equivalents                       12,735             48,790

        Cash and cash equivalents

            Beginning of year                                       48,790                  -
                                                                  --------           --------
            End of year                                         $   61,525         $   48,790
                                                                  ========           ========

                                OFFICE LOCATIONS

                        MISSISSIPPI VIEW HOLDING COMPANY
                                35 East Broadway
                          Little Falls, Minnesota 56345
                                 (320) 632-5461

                 COMMUNITY FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 OF LITTLE FALLS
                                35 East Broadway
                          Little Falls, Minnesota 56345
                                 (320) 632-5461

             Board of Directors of Mississippi View Holding Company
                                       and
         Community Federal Savings and Loan Association of Little Falls

                               Andrew P. Revering
                              Chairman of the Board
                               (rotated annually)

          Neil Adamek                           Thomas J. Leiferman

       Wallace R. Mattock                       Gerald Peterson

                                   Peter Vogel

             Executive Officers of Mississippi View Holding Company
                                       and
          Community Federal Savings & Loan Association of Little Falls

                               Thomas J. Leiferman
                      President and Chief Executive Officer

        Larry D. Hartwig                        Mary Ann Karnowski
        Treasurer/Controller                    Secretary

                          -----------------------------

    Corporate Counsel                           Independent Auditors
    Rosenmeier Anderson & Vogel                 Bertram Cooper & Co., LLP
    210 Second Street, N.E.                     110 Second Avenue, S.E.
    Little Falls, Minnesota   56345             Waseca, Minnesota  56093

    Special Counsel                             Transfer Agent and Registrar
    Malizia, Spidi, Sloane & Fisch, P.C.        Registrar and Transfer Company
    One Franklin Square                         10 Commerce Drive
    1301 K Street, N.W., Suite 700 East         Cranford, New Jersey  07016
    Washington D.C.  20005                      (908) 272-8511

                          -----------------------------

The Company's Annual Report for the year ended September 30, 1996, filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Larry D. Hartwig, Treasurer/Controller at the Company's Office in Little Falls, Minnesota. The Annual Meeting of Shareholders will be held on January 22, 1997, at 10:00 a.m. at the office of the Company.