Form 10KSB40, Exhibit 13
period 1997-09-30
MISSISSIPPI VIEW HOLDING CO
filed 1997-12-29
CIK 933404

MISSISSIPPI VIEW HOLDING COMPANY
                               1997 ANNUAL REPORT



------------------------------------------------------------------------------------

TABLE OF CONTENTS
------------------------------------------------------------------------------------


    Selected Financial and Other Data...........................................  2


    Letter to Shareholders......................................................  3


    Corporate Profile and Stock Market Information..............................  4


    Management's Discussion and Analysis of
       Financial Condition and Results of Operations............................  6


    Selected Quarterly Financial Data........................................... 17


    Report of Independent Auditors.............................................. 18


    Consolidated Financial Statements........................................... 19


    Notes to Consolidated Financial Statements.................................. 24


    Office Locations............................................................ 40


    Other Corporate Information................................................. 40

==============================================================================================================
SELECTED FINANCIAL AND OTHER DATA
Financial Condition (Dollars in Thousands)
==============================================================================================================
September 30,                                              1997       1996       1995       1994       1993
==============================================================================================================

Total assets (1)                                         $68,546    $70,011    $69,443    $62,865    $64,995
Loans receivable, net                                     44,475     43,070     42,989     44,226     44,712
Loans held for sale                                          136        179         58         93        241
Mortgage-backed securities                                 5,064      4,857      4,750      3,123      4,248
Investment securities (1)                                 15,956     17,323     16,745     11,549     10,383
Cash and cash equivalents (1)                              1,105      2,584      2,837      1,732      3,950
Deposits                                                  55,184     56,531     54,920     56,402     58,873
Other borrowings                                              --         --         --         --         --
Net retained earnings (substantially restricted) (2)       8,848      7,320      6,832      5,869      5,495
Total stockholders equity (1)                             12,068     12,440     13,783        n/a        n/a

Summary of Operations (Dollars in Thousands)
==============================================================================================================
Year Ended September 30,                                   1997       1996       1995        1994       1993
==============================================================================================================

Interest income                                          $ 5,165    $ 5,173      4,860      4,233      4,803
Interest expense                                           2,502      2,531      2,234      2,065      2,577
Net interest income                                        2,663      2,642      2,626      2,168      2,226
Provision for credit losses                                 --            4         26        144         90
Non-interest income                                          202        351        215        155        303
Non-interest expense (3)                                   1,667      2,056      1,468      1,502      1,325
Income before income taxes and cumulative effect of
  change in accounting principle                           1,198        933      1,347        677      1,114
Income tax expense                                           458        374        519        302        309
Income before cumulative effect of change in
  accounting principle                                       740        559        828        375        805
Cumulative effect of change in accounting principle           --         --         --         --         --
Net income                                                   740        559        828        375        805

Other Selected Data
==============================================================================================================
Year Ended September 30,                                    1997       1996       1995       1994       1993
==============================================================================================================
Return on average assets                                    1.08%      0.80%      1.25%      0.59%      1.22%
Return on average equity                                    6.18       4.23       8.02       6.47      15.81
Average interest earning assets to average interest
  bearing liabilities (1)                                 123.24     124.24     118.99     109.87     108.23
Average equity to average assets (1)                       17.53      19.01      15.52       9.05       7.73
Net interest rate spread                                    3.10       2.98       3.38       3.10       3.09
Net interest income after provision for loan losses to
  total other expenses (1)                                159.70     128.32     177.04     134.74     161.16
Earnings per share (4)                                   $  0.96    $  0.66    $  0.89        n/a        n/a
Book value per share (4)                                 $ 16.30    $ 14.17     413.67        n/a        n/a
Stockholders equity to assets at period end (1)            17.61%     17.77%     19.85%      9.34       8.45
Non-performing assets to total assets                       0.34       0.07       0.11       0.18       0.35
Non-performing loans to total loans                         0.52       0.11       0.11       0.21       0.16
Allowance for loan losses to total loans                    1.93       2.03       2.23       2.27       1.88


--------------------------------------------------------------------------------
(1) The change is primarily due to the conversion from a mutual to a stock company in fiscal year 1995.
(2) Composed of appropriated and unappropriated retained earnings and net unrealized gains/losses on marketable equity securities.
(3) Includes a one time assessment in fiscal year 1996 of $362 to recapitalize the SAIF.
(4) There were no shares outstanding prior to the consummation of the Company's initial public offering on March 23, 1995.

                        Mississippi View Holding Company


To Our Shareholders:

I am pleased to present the year ended September 30, 1997 Annual Report of Mississippi View Holding Company reflecting our second full year of operation as a stock company.

Fiscal 1997 earnings were significantly greater than fiscal 1996 earnings resulting mainly from the payment of a one time Savings Association Insurance Fund ("SAIF") special assessment charged to Community Federal Savings and Loan Association in fiscal 1996. In addition, the interest rate spread, the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, increased in fiscal 1997 to 3.10% from 2.98% in fiscal 1996.

As of September 30, 1997, Mississippi View Holding Company had repurchased approximately 27% of the stock it sold in its initial offering and over the past year the company's asset size was reduced resulting from these expenditures. Stock repurchases have been made to move toward a capital level which provides a more adequate return to shareholders. Future repurchases, if any, will be subject to the availability of stock, market conditions, trading price, financial performance and other considerations. In addition, the company paid two semi-annual dividends of $0.08 per share in fiscal 1997. Future dividends, if any, will be based on the continued successful operation of the company. Community Federal continues to significantly exceed all minimum federal regulatory capital requirements.

Mississippi View Holding Company's board of directors and staff are dedicated to providing quality service to our customers. Our focus will continue to be filling the financial needs of our customers by marketing and selling competitively priced products and services. We are well positioned to meet tomorrow's challenges and look forward to an optimistic future.

Sincerely,


/s/ Thomas J. Leiferman
Thomas J. Leiferman
President & Chief Executive Officer

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

The Association's primary market area consists of Morrison County, Minnesota, which encounters strong competition both in the attraction of deposits and origination of real estate and other loans. Competition comes primarily from the eight banks and two credit unions with offices in its market area. In addition, the Association competes with investment and mortgage banking companies that operate in the area. Due to their size and holding company or branch network structure, some of the Association's competitors possess greater financial and marketing resources. Based on published figures, the Association is the only thrift institution headquartered in Morrison County, Minnesota.

The Association competes for saving accounts by offering competitive interest rates and a high level of personal service. The Association attracts deposits from the general public and uses such deposits primarily to invest in investment securities and to originate loans secured by first mortgages on owner-occupied, one-to four-family residences in its market area. The Association's loan portfolio predominantly consists of both adjustable-rate and fixed-rate mortgage loans secured by single family residences and, to a much lesser extent, commercial mortgage and construction loans. The Association also makes consumer loans, consisting of savings account loans, home improvement loans, home equity line of credit loans, new and used auto loans, recreational vehicle loans, and unsecured loans. As of September 30, 1997, the Association's total net portfolio of loans was $44.6 million, of which $36.1 million, or 81%, was secured by residential real estate.

The principal sources of funds for the Association's lending activities are deposits and the amortization, repayment, and maturity of loans and investment securities. Principal sources of income are interest on loans and investment securities. The Association's principal expense is interest paid on deposits.

Stock Market Information

Since its issuance in March 1995, the Company's common stock has been traded on the Nasdaq "Small Cap" Market under the trading symbol of "MIVI". The daily stock quotation for Mississippi View Holding Company is published in The Wall
                                                                        --------
Street  Journal under the trading  symbols of "MIVI" or "MissVw".  The following
---------------
table reflects the stock price trading range as published by the Nasdaq "Small Cap" Market statistical report. The stock price in the initial offering was $8.00 per share.
                                                   HIGH           LOW
                                                   ----           ---
                Third Quarter - 6/30/95           10 1/4         8 1/2
                Fourth Quarter - 9/30/95          11 5/8         9 1/2
                First Quarter - 12/31/95            12             11
                Second Quarter - 3/31/96           12 1/4        11 1/4
                Third Quarter - 6/30/96             12             11
                Fourth Quarter - 9/30/96          12 3/4         10 3/4
                First Quarter - 12/31/96          12 3/4         11 3/4
                Second Quarter - 3/31/97          15 1/2         12 1/4
                Third Quarter - 6/30/97           15 5/8           14
                Fourth Quarter - 9/30/97          17 1/2         14 1/2

The number of shareholders of record of common stock as of the record date of December 1, 1997, was approximately 199. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 30, 1997, there were 740,243 shares outstanding. Semi-annual cash dividends of $0.08/share were paid on February 17, 1997, and August 15, 1997, to the shareholders of common stock on the record dates of February 3, 1997, and August 1, 1997, respectively.

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

Asset/Liability Management Strategy

Management's strategy has been to enhance earnings and profitability and increase capital while maintaining asset quality. The Association's current lending strategy focuses on the origination of consumer lending and on traditional one-to four-family residential mortgages with the primary emphasis on single family residences in the Association's primary market area. Because deposits exceed loan demand, the Association also invests a significant portion of its assets in investment securities. This focus, along with the adherence to strict underwriting standards, is designed to reduce the risk of loss on the Association's loan portfolio. However, the lack of diversification in its loan portfolio structure does increase the Association's portfolio concentration risk by making the value of the portfolio more susceptible to declines in real estate values in its market area. This risk has been mitigated in recent years through the acquisition of investment securities, as well as the Association's efforts to maintain quality loans, consistent collection procedures, and adequate reserves for loss on loans. The Association's policy of pricing its deposits in accordance with management's determination of its lending and investment needs has caused assets to decrease this past fiscal year. Disintermediation of deposits continues to be a constant challenge. Disintermediation is the flow of funds away from savings institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions. Management continues to invest in U.S. Government and federal agency securities. When needed, proceeds from maturing securities or sold securities will be used to fund mortgage and consumer loan originations.

Management has increased the interest rate sensitivity of the Association's assets and decreased the interest rate sensitivity of it liabilities, while maintaining high asset quality. This has been accomplished by: (1) originating adjustable-rate mortgage loans, 15 year fixed mortgage loans, and shorter term consumer loans for its portfolio, (2) emphasizing the solicitation and retention of core deposits from within the primary market, (3) investing in short and intermediate term investments, (4) adhering to sound underwriting and investment standards, and (5) managing interest rates paid for deposits. In addition, the Association's conventional mortgage loans are underwritten to standards which would enable it to sell such loans in the secondary market, if management decided to do so.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. The Association's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates might adversely affect the Association's net interest income or the economic value of its portfolio of assets, liabilities and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Association's primary market risk exposures and how those exposures are managed in fiscal 1997 have changed when compared to fiscal 1996. Market risk limits have been established by the Board of Directors based on the Association's tolerance for risk.

The Association primarily relies on the OTS Net Portfolio Value Model (the Model) to measure its susceptibility to interest rate changes. Net portfolio value (NPV) is defined as the present value of expected cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance sheet contracts. The Association does not currently own any derivative financial instruments whose values are determined from underlying instruments or market indices and whose notional or contractual amounts would not be recognized in the financial statements. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

The NPV Model uses an option-based pricing approach to value one-to four-family mortgages, mortgages serviced by others, and firm commitments to buy, sell, or originate mortgages. This approach makes use of an interest rate simulation program to generate numerous random interest rate paths that, in conjunction with a prepayment model, are used to estimate mortgage cash flows. Prepayment options and interest rate caps and floors contained in mortgages and mortgage-related securities introduce significant uncertainty in estimating the timing of cash flows for these instruments that warrants the use of this sophisticated methodology. All other financial instruments are valued using a static discounted cash flow method. Under this approach, the present value is determined by discounting the cash flows the instrument is expected to generate by the yields currently available to investors from an instrument of comparable risk and duration.

The following table sets forth the present value estimates of the Association at September 30, 1997, as calculated by its NPV Model. The table shows the NPV of the Association under rate shock scenarios of -400 basis points to +400 basis points in increments of 100 basis points. As market rates increase, the market value of the Association's large portfolio of mortgage loans and securities declines significantly and prepayments are slow. As rates decrease, the market value of mortgage loans and securities increase only modestly due to prepayment risk, periodic rate caps, and other embedded options. Actual changes in market value will differ from estimated changes set forth in this table due to various risks and uncertainties.


    Change                                      Percent of                  Change in
Interest Rates    Estimated      Amount of      Estimated         NPV     NPV Ratio (4)
(basis points)      NPV          Change (1)       NPV (2)      Ratio (3)  (basis points)
--------------    ---------     -----------     ---------      ---------  --------------
    + 400         $11,684       $(2,722)          - 19%         17.46%       -299
    + 300          12,563        (1,843)          - 13%         18.48%       -197
    + 200          13,347        (1,059)           - 7%         19.35%       -110
    + 100          13,983          (423)           - 3%         20.03%       - 42
        -          14,406            --              --         20.45%         --
    - 100          14,608           203            + 1%         20.61%       + 16
    - 200          14,896           491            + 3%         20.86%       + 41
    - 300          15,304           898            + 6%         21.24%       + 79
    - 400          15,859         1,453           + 10%         21.76%       +131


---------------------
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)   Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

Savings associations are subject to an interest rate risk ("IRR") component in calculating their required regulatory capital. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The following table as computed by the OTS determined that the Association had no IRR modification required to its regulatory capital requirement.

                                                   At September 30, 1997    At September 30, 1996
                                                   ---------------------    ---------------------

Risk Measures: 200 bp rate shock
  Pre-Shock NPV Ratio: NPV as % of PV of Assets          20.45%                    17.24%
  Exposure Measure:  Post-Shock NPV Ratio                19.35%                    16.15%
  Sensitivity Measure:  Change in NPV Ratio              - 110  bp                  -109  bp
Calculation of Capital Component
  Change in NPV as % of PV of Assets                    - 1.50%                   - 1.43%
  Interest Rate Risk Capital Component ($000)             - --                    -   --

                                        8

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Association may undertake in response to changes in interest rates.

Although the Association is not subject to the IRR component reduction discussed above, the Association is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Association's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

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

Changes in Financial Condition from September 30, 1996 to September 30, 1997

General. The Company decreased assets by $1,464,369 from September 30, 1996, to September 30, 1997. The asset decrease was primarily the net result of using liquidity from maturing, held to maturity securities of $1,888,626 and cash and cash equivalents of $1,479,060 to fund the increase in loans receivable of $1,404,528 and to purchase treasury stock of $2,068,422.

Cash and Cash Equivalents. Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits, decreased $1,479,060 or 57.25%. This decrease was primarily due to the purchase of treasury stock during the fiscal year ended September 30, 1997.

Securities available-for-sale. Securities available-for-sale increased $728,199, or 5.95%, from $12,235,145 on September 30, 1996, to $12,963,344 on September
30, 1997. Maturities and principal receipts of $6,074,554 exceeded purchases of $5,311,916 reducing the portfolio by $762,638. This decrease in the portfolio was offset by an increase in the net unrealizable gain on these securities of $1,512,110 of which $995,958 was due to an error in the recorded number of shares of stock of the Federal Home Loan Mortgage Corporation (FHLMC) owned by the Association. The additional shares issued in a 3-for-1 stock split in fiscal 1992 were not recorded which resulted in the amount of stock owned being understated by 8,792 shares. The market value adjustment had no effect on net income or earnings per share but did have an effect on certain balance sheet items and their corresponding ratios. Any increase or decrease in the market value of such securities will have a corresponding positive or negative effect on stockholders' equity.

Securities held-to-maturity. Debt and mortgage-backed securities held-to-maturity decreased $1,888,626, or 20.32%, from $9,294,092 on September 30, 1996, to $7,405,466 on September 30, 1997. The decrease was primarily due to maturities and principal receipts of $6,641,854 exceeding purchases of $4,755,000.

Loans Held for Sale. Loans held for sale decreased $43,113 from $178,663 (3 loans) at September 30, 1996, to $135,550 (2 loans) at September 30, 1997. This decrease was the result of management's decision to sell, in the secondary market, lower-yielding fixed rate mortgage loans rather than maintaining them for portfolio. Held for sale loans are presold in the secondary market prior to origination. The balance is the amount sold, yet unfunded as of the period end.

Loans Receivable, Net. Loans receivable increased $1,404,528, or 3.26%, from $43,070,281 on September 30, 1996, to $44,474,809 on September 30, 1997. The
increase was due from new originations exceeding principal amortization and loan payoffs.

Premises and Equipment. Premises and equipment, net of depreciation, increased $18,054 due to purchases of new assets exceeding normal depreciation amortized on fixed assets.

Deferred Tax Asset. Deferred tax asset, net of valuation allowance, decreased $163,903 during this twelve month period as a result of a tax deferred liability being incurred due to the increase in the mark to market value of available for sale securities.

Other Assets. Other assets decreased $27,669, or 4.65%, from $595,208 as of September 30, 1996, to $567,539 as of September 30, 1997, due to the reduced Federal Deposit Insurance Corporation (FDIC) prepaid assessment of $23,467.

Deposits. Deposits, after interest credited, decreased by $1,347,607, or 2.38% to $55,183,587 at September 30, 1997, from $56,531,194 at September 30, 1996.
The decrease was due, in part, to management's deposit pricing strategy.

Advances from Borrowers for Taxes and Insurance. Advances from borrowers for taxes and insurance decreased $31,492 from $138,530 on September 30, 1996 , to $107,038 on September 30, 1997, due to a change in calculating the maximum allowed advances from borrowers for taxes and insurance.

Accrued Income Tax. The income tax accrual increased by $66,352 between the two periods due to an accrued income tax amount calculated for September 30, 1997. The September 30, 1996, balance was classified as a prepaid asset because the estimated tax payments exceeded the accrual

Deferred Tax Liability. Deferred tax liability increased from $0.00 at September 30, 1996, to $525,353 on September 30, 1997, due primarily to the increase in net unrealized gains on available for sale securities. See also "Securities Available-for-Sale."

Other Liabilities. Other liabilities decreased by $304,634, or 33.82%, from $900,850 on September 30, 1996, to $596,216 on September 30, 1997. The primary reason for the decrease was the payment of the Savings Association Insurance Fund (SAIF) assessment of $362,557 during the first quarter offset by increases in accounts payable of $33,110, and a five year pledge/commitment of $26,250, of which $20,250 is outstanding at September 30, 1997, to Unity Family Healthcare/St. Gabriel's Hospital, a local healthcare/hospital facility, for renovation and expansion.

Shareholders' Equity. Shareholders' equity decreased by $372,341, or 2.99%, from $12,440,245 on September 30, 1996, to $12,067,904 on September 30, 1997. This
decrease is the net effect of the following changes in equity: a paid in capital increase of $29,821 resulting from the fair market value adjustment to earned and committed to be released Employee Stock Ownership Plan ("ESOP") shares, net of taxes; an increase of $68,724 as a result of accounting for earned ESOP shares; an increase of $907,266 resulting from market valuation adjustments on available for sale securities; an increase of $739,715 from net operational income for the twelve month period just ended; an increase of $69,458 as a result of accounting for earned Management Stock Bonus Plan ("MSBP") shares; a decrease of $2,068,422 resulting from open market purchases of the Company's common stock pursuant to two stock repurchase programs, and a decrease to retained earnings due to dividends declared and paid of $118,903.


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

Average Balance Sheet
                                                       For the Year Ended September 30,
                                   ------------------------------------------------------------------------
                                                   1997                                1996
                                   --------------------------------------  --------------------------------
                                    Average                     Average    Average                 Average
                                    Balance       Interest     Yield/Cost  Balance   Interest    Yield/Cost
                                                              (Dollars in Thousands)
Interest-earning assets:
 Loans receivable (1)               $45,267        $ 3,817        8.43%    $43,435    $3,704         8.53%
 Investment securities
   available-for-sale                12,082            741        6.13%     10,050       576         5.73%
 Investment securities
    held-to-maturity (2)              7,779            521        6.70%     11,005       731         6.64%
 Other interest-earning assets        1,922             86        4.47%      3,497       162         4.63%
                                    -------        -------                 -------     -----
    Total interest-earning assets    67,050          5,165        7.70%     67,987     5,173         7.61%

Non interest-earning assets           1,205                                  1,426
                                    -------                                -------
    Total assets                    $68,255                                $69,413
                                    =======                                =======

Interest-bearing liabilities:
  Savings deposits                  $14,382            395        2.75%    $13,922       330         2.37%
  Transaction accounts                3,040             37        1.22%      3,251        37         1.14%
  Time Deposit                       36,985          2,070        5.60%     37,551     2,164         5.76%
                                    -------        -------                 -------     -----
     Total interest-bearing
      liabilities                    54,407          2,502        4.60%     54,724     2,531         4.63%
                                                   -------                             -----
Non interest-bearing liabilities:
  Demand Deposits                     1,173                                    827
  Other non interest-bearing
    liabilities                         708                                    665
                                    -------                                -------
     Total liabilities               56,288                                 56,216
  Shareholders equity                11,967                                 13,197
                                    -------                                -------
  Total liabilities and
    shareholders equity             $68,255                             $   69,413
                                    =======                             ==========
  Net interest income                              $ 2,663                            $2,642
                                                   =======                             =====
  Interest rate spread (3)                                       3.10%                               2.98%
  Net yield on interest-earning
    assets (4)                                                   3.97%                               3.89%

  Ratio of average
   interest-earning assets to
   average interest-bearing
   liabilities                                                 123.24%                             124.24%



---------------------
(1) Average balances include non-accrual loans and are net of undisbursed commitments.
(2)   Includes interest-bearing deposits in other financial institutions.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate / Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                      Year Ended September 30,
                                ---------------------------------------------------------------------
                                          1997 vs. 1996                     1996 vs. 1995
                                ---------------------------------    --------------------------------
                                    Increase (Decrease) Due to         Increase (Decrease) Due to
                                ---------------------------------    --------------------------------
                                                    Rate/                               Rate/
                                 Volume    Rate     Volume    Net     Volume    Rate    Volume   Net
                                --------  ------  ---------  ----    --------  ------  -------- ------
                                                        (Dollars in Thousands)
Interest income:
  Loans receivable (1)           $  156    $ (45)   $  (2)   $ 109    $ (76)   $ 173    $  (4)   $  93
  Securities available-
    for- sale                       116       40        8      164      235       64       74      373
  Securities held-to-
    maturity                       (214)       5       (2)    (211)    (154)     (11)       2     (163)
  Other interest-earning
    assets                          (73)      (6)       3      (76)      32      (19)      (4)       9
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-earning assets     (15)      (6)       7       (14)     37      207       68      312

Interest Expense:
  Savings accounts                  (15)     (22)       0      (37)      (3)     301       (0)     298
  Other liabilities                  --       --       --       --       --       --       --       --
                                  -----    -----    -----    -----    -----    -----    -----    -----
    Total interest-
      bearing liabilities           (15)     (22)       0      (37)      (3)     301       (0)     298
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Net change in interest income   $   0    $  16    $   7    $  23    $  40    $ (94)   $  68    $  14
                                  =====    =====    =====    =====    =====    =====    =====    =====


(1) Loans are net of undisbursed commitments.


Comparison of Operating Results for the Years Ended September 30, 1996, and 1997

Net Income. Net income increased $180,947, or 32.38% from $558,768 on September 30, 1996 to $739,715 on September 30, 1997. Noninterest expense decreased $388,428 and was offset by decreased noninterest income of $148,618 and increased income tax expense of $83,762. The decrease in noninterest expense was primarily due to a $362,557 charge connected with a one time special assessment from the SAIF resulting from legislation that was signed into law on September 30, 1996, for the purpose of recapitalizing the SAIF.

Interest Income. Interest income decreased $8,503, or .16%, in the twelve month period ended September 30, 1997, as compared to the same period ended September 30, 1996. Interest income from loans receivable increased $113,560 due to the increase in the average loan balances offset somewhat by lower rates paid on such balances over the period due to decreased market rates of interest. Available- for-sale security investment income increased $211,869 due to the increase in the average investment balance along with increased rate of return on these investments. Held-to-maturity investment security income decreased $333,932 due to a decrease in the average balance of such securities as maturities were not reinvested in such investments.

Interest Expense: Interest expense, which is comprised of interest paid on deposits, decreased $29,677, or 1.17%, for the twelve month comparative period for September 30, 1996 and 1997. This decrease was primarily due to lower rates paid on a lower average balance of certificate deposits during this period.

Net Interest Income. Net interest income increased $21,174, or 0.80%, from $2,641,886 for the twelve month period ended September 30, 1996, to $2,663,060 for the same period ended September 30, 1997. This was due to the decreased deposit interest expense ($29,677) offset by decreased revenue from interest earned on the interest earning assets ($8,503). The Company's interest rate spread improved from 2.98% to 3.10% as the yield earned on interest earning assets increased while the cost of interest bearing deposits decreased.

Provisions for Loan Losses. The Association currently maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Association's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. Provisions for loan losses decreased from $3,725 at September 30, 1996, to no provisions made for the twelve month period ending September 30, 1997. While management maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurances that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

Noninterest Income. Noninterest income decreased $148,618, or 42.38%, from $350,678 at September 30, 1996, to $202,060 at September 30, 1997. This decrease was primarily the result of a $81,023 contingency recovery in the first quarter of fiscal 1996, a decrease of $56,770 in gains on the sale of loans, and a payment for $11,900 received from the Association's previous data processor recorded during the twelve months ended September 30, 1996. The contingency recovery was due to a $65,000 settlement paid by the Association to settle litigation for which it had established a $146,023 loss reserve. In this litigation the bankruptcy trustee was seeking the return of loan payments made to the Association by the servicer based on theories of fraudulent conveyance and preference. On October 30, 1995, the Court issued an order approving a settlement in the amount of $65,000 between the trustee and the Association.

Noninterest Expense. Noninterest expense decreased by $388,428, or 18.89%, from $2,055,971 to $1,667,543 during the twelve month periods ended September 30, 1996 and 1997, respectively. Compensation and employee benefits increased $44,125 due primarily to director and employee compensation increases of $32,667 and ESOP expense increase of $11,124.

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on the Association's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Association paid a special assessment of $362,557 to recapitalize the SAIF in September 1996. The Act, also, reduced the ongoing FDIC premium for deposit insurance by $74,018 for the twelve month period.

Other  increases  in  noninterest   expenses  were  occupancy  of  $6,973,  data
processing of $7,258, offset by a decrease in advertising for $3,586, real estate owned expense for $3,638, and other noninterest expenses for $2,985.

Historically, date fields in computer software programs were programmed using two digit characters to represent the year. Due to this practice, these software applications, if not corrected prior to the year 2000, will interpret the year as 1900 and not 2000. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which will be significantly misstated.

To prepare for this event and to minimize its potential adverse impact, management has begun a process to identify areas that will be affected by this issue, assess their potential impact on the operations of the Association, monitor the progress of third party software vendors in addressing this matter, testing changes provided by these vendors, and developing contingency plans for any critical systems which are not effectively reprogrammed.

The Association's material data processing functions are performed using software provided by a third party vendor. This company has advised its users that it expects to resolve any potential problems prior to the year 2000. In addition, this company will provide ongoing communication to its users to assist them in implementing tests of the vendor's software. If this company is unable to correct potential problems in time, or if tests should prove the proposed corrections to be insufficient, it is likely that the Association would experience significant data processing delays, errors or failures. Such delays, errors or failures could have a significant adverse impact on the financial condition and results of operations of the Association. In addition, monitoring and managing the year 2000 project will result in additional direct and indirect costs to the Association. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in managing software vendor progress, testing enhanced software products and implementing any necessary contingency plans. While such direct costs cannot yet be reasonably estimated, these expenditures will be charged to expense as incurred.

Income Tax Expense. Income tax expense increased $83,762, or 22.39%, from $374,100 for the twelve months ended September 30, 1996, to $457,862 for the twelve month period ended September 30, 1997, due to increased earnings.

Liquidity and Capital Resources.

The Association is required to maintain minimum levels of "liquid assets," as defined by OTS regulations. This requirement, which may be varied from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required OTS minimum ratio is currently 5%. The Association's average liquidity ratio was 20.93% during September 1997. The OTS required short term liquidity is 1%; at September 30, 1997, the Association's short term liquidity was 16.17%. The Association manages its liquidity ratio to meet its funding needs, including: deposit outflows; disbursements of payments collected from borrowers for taxes and insurance; repayment of borrowings, when applicable and loan principal disbursements. The Association also monitors its liquidity position in accordance with its asset/liability objectives.

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

The Association's most liquid assets are cash and cash equivalents, which include highly liquid short-term investments. The level of these assets is dependent on the Association's operating, financing, and investing activities during any given period. At September 30, 1997, cash and cash equivalents totaled $1.105 million.

The Association anticipates that it will have sufficient funds available to meet its current commitments. As of September 30, 1997, the Association had commitments to fund loans of $660,750, unused lines of credit of $1,292,196, and loans in process of $309,781. Certificates of deposit scheduled to mature within one year totaled $27.6 million at September 30, 1997. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such deposits will remain in the Association.

The Association is required by OTS to maintain various regulatory capital requirements. At September 30, 1997, the Association exceeded these regulatory capital requirements. See Note 14 to the Notes to Consolidated Financial Statements included herein.

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


Selected Quarterly Financial Data (unaudited)
(Dollars in thousands except earnings per share)


                             First    Second    Third     Fourth
                            Quarter   Quarter   Quarter   Quarter
                            -------   -------   -------   -------
          Fiscal 1997
-------------------------

Total interest income       $ 1,293   $ 1,285   $ 1,292   $ 1,295
Total interest expense          635       621       621       625
Net interest income             658       664       671       670
Provision for loan losses        --        --        --        --
Net Income                      173       174       208       185
Earnings per share          $  0.22   $  0.22   $  0.26   $  0.24

          Fiscal 1996
-------------------------

Total interest income       $ 1,307   $ 1,300   $ 1,281   $ 1,286
Total interest expense          622       637       634       639
Net interest income             685       663       647       647
Provision for loan losses         2        --         2        --
Net Income                      258       174       196       (69)
Earnings per share          $  0.29   $  0.19   $  0.24   $ (0.09)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Mississippi View Holding Company and Subsidiary
Little Falls, Minnesota 56345

We have audited the accompanying consolidated statements of financial condition of Mississippi View Holding Company and Subsidiary (the Company) as of September 30, 1997 and 1996, and the related consolidated statements of income,changes in shareholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduced our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi View Holding Company and Subsidiary as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.



Bertram Cooper & Co., LLP
Waseca, Minnesota
October 29, 1997

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                September 30,
                                                                                ----------------------------------------------
                                  ASSETS                                                    1997                     1996
                                  ------                                        ---------------------    ---------------------
       Cash and cash equivalents:
          Cash and due from banks                                               $            214,934     $            317,777
          Interest bearing deposits with banks                                               889,660                2,265,877
       Securities available-for-sale, at fair value                                       12,963,344               12,235,145
       Securities held-to-maturity, at amortized cost (fair value of
          $7,470,314 for 1997 and $9,320,741 for 1996)                                     7,405,466                9,294,092
       FHLB stock, at cost                                                                   650,700                  650,700
       Loans held for sale                                                                   135,550                  178,663
       Loans receivable, net of allowance for loan losses of
          $861,170 in 1997 and $877,094 in 1996                                           44,474,809               43,070,281
       Accrued interest receivable                                                           437,548                  450,327
       Premises and equipment                                                                806,900                  788,846
       Deferred tax asset (net of valuation allowance)                                       -                        163,903
       Other assets                                                                          567,539                  595,208
                                                                                ---------------------    ---------------------

              Total Assets                                                      $         68,546,450     $         70,010,819
                                                                                =====================    =====================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

       Liabilities:
          Demand deposits                                                       $          4,408,558     $          4,471,137
          Savings deposits                                                                14,525,018               14,087,832
          Time deposits                                                                   36,250,011               37,972,225
                                                                                ---------------------    ---------------------

              Total deposits                                                              55,183,587               56,531,194

       Advances from borrowers for taxes and insurance                                       107,038                  138,530
       Accrued income taxes                                                                   66,352                  -
       Deferred tax liability                                                                525,353                  -
       Other liabilities                                                                     596,216                  900,850
                                                                                ---------------------    ---------------------

              Total Liabilities                                                           56,478,546               57,570,574
                                                                                ---------------------    ---------------------

       Shareholders' equity:
       Serial preferred stock, no par value, 5,000,000 shares
         authorized, no shares issued                                                      -                        -
       Common stock, $.10 par value, 10,000,000 shares authorized;
         1,007,992 shares issued, 653,151 and 776,713 outstanding                            100,799                  100,799
       Paid in capital                                                                     7,540,218                7,510,397
       Treasury stock (267,749 and 130,278 shares), at cost                               (3,605,111)              (1,536,689)
       Retained earnings, substantially restricted                                         7,737,458                7,116,646
       Unearned ESOP shares (58,463 and 66,527 shares) at cost                              (498,012)                (566,736)
       Unearned MSBP shares (28,629 and 34,474 shares) at cost                              (317,954)                (387,412)
       Net unrealized gain on available-for-sale securities, net
         of tax of $740,337 in 1997 and $135,494 in 1996                                   1,110,506                  203,240
                                                                                ---------------------    ---------------------

              Total shareholders' equity                                                  12,067,904               12,440,245
                                                                                ---------------------    ---------------------

              Total liabilities and shareholders' equity                        $         68,546,450     $         70,010,819
                                                                                =====================    =====================

                 The accompanying notes are an integral part of
                    these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                          For the Year ended
                                                                                             September 30,
                                                                                ----------------------------------------

                                                                                       1997                 1996
                                                                                -------------------  -------------------
       Interest income:
            Loans receivable                                                    $        3,817,212   $        3,703,652
            Securities available-for-sale                                                  740,781              528,912
            Securities held-to-maturity                                                    606,933              940,865
                                                                                -------------------  -------------------

                 Total interest income                                                   5,164,926            5,173,429
                                                                                -------------------  -------------------

       Interest expense:
            Demand deposits                                                                 36,963               37,345
            Savings deposits                                                               394,811              330,357
            Time deposits                                                                2,070,092            2,163,841
                                                                                -------------------  -------------------

                 Total interest expense                                                  2,501,866            2,531,543
                                                                                -------------------  -------------------

            Net interest income                                                          2,663,060            2,641,886
            Provision for loan losses                                                            -                3,725
                                                                                -------------------  -------------------

                 Net interest income after provision for loan losses                     2,663,060            2,638,161
                                                                                -------------------  -------------------

       Noninterest income:
            Other fees and service charges                                                  79,022               70,603
            Gain on sale of loans                                                           17,372               74,142
            Net gain on sale of foreclosed real estate                                      12,848               17,394
            Contingency recovery                                                                 -               81,023
            Other                                                                           92,818              107,516
                                                                                -------------------  -------------------

                 Total noninterest income                                                  202,060              350,678
                                                                                -------------------  -------------------

       Noninterest expenses:
            Compensation and employee benefits                                             963,690              919,565
            Occupancy                                                                       94,829               87,856
            Deposit insurance assessment                                                         -              362,557
            Deposit insurance premiums                                                      76,073              150,091
            Data processing                                                                 83,254               75,996
            Advertising                                                                     27,201               30,787
            Foreclosed real estate expense, net                                              1,415                5,053
            Other                                                                          421,081              424,066
                                                                                -------------------  -------------------

                 Total noninterest expense                                               1,667,543            2,055,971
                                                                                -------------------  -------------------

       Income before income taxes                                                        1,197,577              932,868

       Income tax expense                                                                  457,862              374,100
                                                                                -------------------  -------------------

       Net income                                                               $          739,715   $          558,768
                                                                                ===================  ===================

       Earnings per share of common stock                                       $             0.96   $             0.66
                                                                                ===================  ===================

       Weighted averages common shares outstanding                                         746,484              851,025
                                                                                ===================  ===================

                 The accompanying notes are an integral part of
                    these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                              Unrealized
                                                                          Retained    Unallocated Unallocated  Gain on
                                                  Additional              Earnings       Common     Common    Securities
                                          Common    Paid-in    Treasury Substantially  Stock Held Stock Held  Available
                                          Stock     Capital     Stock     Restricted    By ESOP    For MSBP   For Sale     Total
                                         -------- ----------- ----------  ----------- ----------- ---------  ---------- ------------

Balance, September 30, 1995              $100,799 $7,494,971 $      --    $6,697,907  $(644,441) $    --     $  133,763 $13,782,999

  Treasury stock acquired                   --         --    (1,536,689)       --            --      --           --    (1,536,689)

  Net earnings for the year
  ended September 30, 1996                  --         --          --       558,768          --      --           --       558,768

  Dividend paid $0.16/share                 --         --          --      (140,029)         --      --           --      (140,029)

  Fair value adjustment of ESOP
  shares net of taxes of $10,284            --       15,426        --          --            --      --           --        15,426

  Allocated ESOP shares                     --         --          --          --          77,705    --           --        77,705

  MSBP shares acquired, net of earned
  shares in the amount of $71,217           --         --          --          --            --  (387,412)        --      (387,412)

  Net change in unrealized gain on
  available-for-sale securities, net
  of taxes of $46,318                       --         --          --          --            --      --         69,477      69,477
                                        -------- ---------- -----------  ----------  --------------------   ---------- -----------

Balance, September 30, 1996             $100,799 $7,510,397 $(1,536,689) $7,116,646  $(566,736) $(387,412)  $  203,240 $12,440,245
                                         -------  --------- -----------  ----------  ---------   --------    ---------  ---------

  Treasury stock acquired                   --         --    (2,068,422)       --            --      --           --    (2,068,422)

  Net earnings for the year
  ended September 30, 1997                  --         --          --       739,715          --      --           --       739,715

  Dividend paid $0.16/share                 --         --          --      (118,903)         --      --           --      (118,903)

  Fair value adjustment of ESOP
  shares net of taxes of $17,846            --       26,769        --          --            --      --           --        26,769

  Allocated ESOP shares                     --         --          --          --          68,724    --           --        68,724

  MSBP shares earned                        --         --          --          --            --    69,458         --        69,458

  Effect of tax adjustment for vested
  MSBP shares                               --        3,052        --          --            --      --           --         3,052

  Net change in unrealized gain on
  available-for-sale securities, net
  of taxes of $740,337                      --         --          --          --            --      --        907,266     907,266
                                        -------- ---------- -----------  ----------  ---------- ---------   ----------  ----------

Balance, September 30, 1997             $100,799 $7,540,218 $(3,605,111) $7,737,458  $(498,012) $(317,954)  $1,110,506 $12,067,904
                                        ======== ========== ============  ==========  ========== =========   =========  ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      For the Year Ended
                                                                         September 30,
                                                                   -----------    ------------
                                                                      1997           1996
                                                                   -----------    ------------
Cash flows from operating activities:
       Interest received on loans and investments                  $ 5,146,533    $ 5,212,957
       Interest paid                                                (2,499,878)    (2,532,101)
       Other fees, commissions, and income received                    285,085        299,433
       Cash paid to suppliers, employees and others                 (1,704,523)    (1,350,252)
       Contributions to charities                                      (29,482)        (7,869)
       Income taxes paid                                              (298,000)      (643,219)
       Loans originated for sale                                    (1,744,089)    (2,455,977)
       Proceeds from sale of loans                                   1,742,622      4,487,415
                                                                   -----------    -----------

            Net cash provided by operating activities                  898,268      3,010,387
                                                                   -----------    -----------

Cash flows from investing activities:
       Purchases of available-for-sale securities                   (5,311,916)    (6,547,147)
       Proceeds from maturities of available-for-sale securities     6,074,554      1,356,285
       Purchases of held-to-maturity securities                     (4,755,000)    (4,694,532)
       Proceeds from maturities of held-to-maturity securities       6,641,854      9,295,315
       Loan originations and principal payments on loans, net       (1,375,500)    (2,123,430)
       Purchases of property and equipment                            (109,049)       (10,936)
       Proceeds from sale of foreclosed real estate                     12,848         17,394
                                                                   -----------    -----------

            Net cash provided by (used in) investing activities      1,177,791     (2,707,051)
                                                                   -----------    -----------

Cash flows from financing activities:
       Net increase in non-interest bearing demand
         and savings deposit accounts                                  375,500        398,025
       Net (decrease) increase in time deposits                     (1,722,125)     1,213,396
       Net (decrease) in mortgage escrow funds                         (31,492)       (49,168)
       Dividend on unallocated ESOP shares                              10,322         11,612
       Acquisition of treasury stock                                (2,068,422)    (1,536,689)
       Acquistion of unearned MSBP shares                                   --       (453,899)
       Dividends paid                                                 (118,902)      (140,029)
                                                                   -----------    -----------

            Net cash used by financing activities                   (3,555,119)      (556,752)
                                                                   -----------    -----------

Net (decrease) in cash and cash equivalents                         (1,479,060)      (253,416)

Cash and cash equivalents at beginning of year                       2,583,654      2,837,070
                                                                   -----------    -----------

Cash and cash equivalents at end of year                           $ 1,104,594    $ 2,583,654
                                                                   ===========    ===========


       The accompanying notes are an integral part of these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                          For the Year Ended
                                                                             September 30,
                                                                      -----------    ------------
                                                                         1997            1996
                                                                      -----------    ------------
RECONCILIATION OF NET INCOME TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES
     Net income                                                       $   739,715    $   558,768
     Adjustments:
          Provision for losses on loans and real estate                        --          3,725
          Depreciation                                                     90,995         83,771
          Federal Home Loan Bank stock dividends                               --        (12,800)
          Reinvested dividends                                             (5,421)        (5,071)
          ESOP fair value adjustment                                       26,768         15,426
          Amortization of ESOP compensation                                58,403         66,092
          Amortization of MSBP compensation                                66,487         66,487
          Tax benefit of MSBP vesting activities                            3,052             --
          Net amortization and accretion of premiums and
            discounts on securities                                        28,466         38,211
          Net (gains) on sales of foreclosed real estate                  (12,848)       (17,393)
          Net loan fees deferred and amortized                             32,924         14,291
          Net mortgage loan servicing fees deferred                         2,112        (11,611)
          Net increase in unearned MSBP shares                              2,971             --
          Contingency recovery                                                 --        (81,023)
          (Increase) decrease in:
                Loans held for sale                                       (18,839)     2,014,650
                Accrued interest receivable                                12,780         78,598
                Prepaid income tax                                         23,892        (23,892)
                Deferred tax asset                                        163,903       (119,721)
                Other assets                                                1,664         (6,639)
          Increase (decrease) in:
                Accrued interest payable                                     (983)          (558)
                Accrued income tax                                        (13,139)      (115,222)
                Other liabilities                                        (304,634)       464,298
                                                                      -----------    -----------

                Net cash provided by operating activities             $   898,268    $ 3,010,387
                                                                      ===========    ===========



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     Federal Home Loan Bank stock dividends                           $        --    $    12,800

     Refinancings of sales of foreclosed real estate                           --         37,200

     Transfers from loans to real estate acquired
        through foreclosure                                                    --          4,989

     Reinvested dividends                                                   5,421          5,071

     Transfer of debt securities to available-for-sale from
        securities held-to-maturity                                            --      2,449,446

     Transfers of loans held for investment to loans held for sale             --      2,135,339



        The accompanying notes are an integral part of these consolidated financial statements

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 1997 and 1996

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

                 Nature of Business - The Company is a unitary thrift holding company whose subsidiary provides financial services. The Association's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential real estate and other consumer loans. At September 30, 1997, the Association operated one retail banking office in Minnesota. The Association is subject to significant competition from other financial institutions, and is also subject to regulation by certain federal regulatory agencies and undergoes periodic examinations by those regulatory agencies.

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

                 While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for losses on loans and foreclosed real estate. These agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                 Cash Equivalents - Cash equivalents of $300,000 and $1,000,000 at September 30, 1997 and 1996, respectively, consist of certificates of deposit, and funds due from banks. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                 Investment Securities - The Company classifies its investments, including debt securities, marketable equity securities, mortgage-backed securities, and mortgage related securities in one of three catagories: held-to-maturity, trading and available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. The Company does not engage in securities trading, therefore, the balance of its debt securities and all equity securities are classified as available-for-sale. The Company classifies debt securities as available-for-sale when it determines that such securities may be sold at a future date or if there are foreseeable circumstances under which the Company would sell such securities.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1.          Summary of Significant Accounting Policies - (continued)

                 Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are included in shareholders' equity as unrealized holding gains or losses net of the related tax effect. Unrealized losses on available-for-sale securities or held-to-maturity securities reflecting a decline in value judged to be other than temporary are charged to income. Realized gains or losses on available-for-sale securities are computed on a specific identification basis.

                 Premiums and discounts on debt and mortgage-backed securities are amortized to expense or accreted to income over the estimated life of the respective security using a method that approximates the level yield method.

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

                 Loans Receivable - Loans receivable that management has the intent and ability to hold for the forseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using the level yield method.

                 The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Loans are considered impaired if full principal and interest payments are not anticipated to be made in accordance with the contractual terms. Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require an increase, such an increase is reported as a component of the provision for loan losses.

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

                 Loan origination fees and certain direct  origination costs are
                 capitalized   with  the  net  fee  or  cost  recognized  as  an
                 adjustment to interest income using the interest method.

                 Mortgage Servicing Rights - The Association adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for transactions entered into after December 31, 1996. SFAS No. 125 established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1.          Summary of Significant Accounting Policies - (continued)

                 the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are measured at fair value, if practicable. Servicing assets and other retained interests in transferred assets are measured by allocating the carrying amount between the assets sold and the interest retained, based on their relative fair value. The adoption of SFAS No. 125 did not have a material effect on the Association's operations for the year ended September 30, 1997.

                 Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the related unpaid loan balance or fair value of the property, less estimated costs to sell, at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

                 Premises and Equipment - Land is carried at cost. Building, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from five to forty years.

                 Income Taxes - Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The effect of a change in the beginning-of-the-year balance of a valuation allowance that results from a change in judgment about the realizability of deferred tax assets is included in income.

                 The Company files consolidated income tax returns with the Association and they have entered into a tax sharing agreement which provides that the Association will pay to the Company, or receive a refund from the Company, as if the Association's portion of income tax liability or benefit was separately determined based on the Association's taxable income or loss.

                 Earnings Per Share - Earnings per share of common stock has been determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options are regarded as common stock equivalents computed using the treasury stock method. Shares acquired by the employee stock ownership plan are not considered in the weighted average shares outstanding until shares are committed to be released to an employee's individual account or have been earned. The difference between primary and fully diluted earnings per share is not material.

                 Treasury Stock - Treasury stock is recorded at cost. In the event of a subsequent reissue, the treasury stock account will be reduced by the cost of such stock on the average cost basis with any excess proceeds credited to addional paid-in capital. Treasury stock is available for general corporate purposes.

                 Stock-Based Compensation - SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a new fair value-based accounting method for stock-based compensation plans. As permitted by SFAS No. 123, management has elected to continue measuring compensation costs based on the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." See Footnote No. 10 for proforma disclosure of net income and earnings per share as if the fair value method had been adopted.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 1.          Summary of Significant Accounting Policies - (continued)

                 Fair Values of Financial Instruments - SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimated cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                 The following methods and assumptions were used by the Company in estimating its fair value disclosures, as presented in Note 12:

                 Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximates fair value.

                 Debt and equity securities: Fair values for debt and equity securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                 FHLB stock: The carrying amount of FHLB stock approximates fair value.

                 Loans: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, rental property mortgage loans, and commercial and industrial loans) are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality giving consideration to estimated prepayment and credit loss factors. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

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

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 2.          Debt and Equity Securities

     The amortized costs and fair values of debt and equity securities are summarized as follows:

                                                              Gross         Gross
                                              Amortized     Unrealized    Unrealized        Fair
                                                Cost          Gains         Losses          Value
                                             -----------   ------------  ------------   -----------

September 30, 1997:
------------------
Securities available-for-sale:
  Debt securities:
    U.S. Government and agency obligations   $ 8,566,851   $    36,481   $   (12,322)   $ 8,591,010
    Mortgage-backed securities                 2,401,673        11,657           (19)     2,413,311
                                             -----------   -----------   -----------    -----------

                              Subtotal        10,968,524        48,138       (12,341)    11,004,321
                                             -----------   -----------   -----------    -----------
  Equity securities:
    Mutual fund                                   92,325           596            --         92,921
    Stock in FHLMC                                51,653     1,814,449            --      1,866,102
                                             -----------   -----------   -----------    -----------

                              Subtotal           143,978     1,815,045            --      1,959,023
                                             -----------   -----------   -----------    -----------

    Total                                    $11,112,502   $ 1,863,183   $   (12,341)   $12,963,344
                                             ===========   ===========   ===========    ===========

Securities held-to-maturity:

    Certificates of deposit                  $ 4,755,000   $        --   $        --    $ 4,755,000
    Mortgage-backed securities                 2,650,466        87,715       (22,867)     2,715,314
                                             -----------   -----------   -----------    -----------

    Total                                    $ 7,405,466   $    87,715   $   (22,867)   $ 7,470,314
                                             ===========   ===========   ===========    ===========
September 30, 1996:
-------------------

Securities available-for-sale:

  Debt securities:
    U.S. Government and agency obligations   $10,361,165   $    21,133   $   (47,513)   $10,334,785
    Mortgage-backed securities                 1,396,690            --       (19,107)     1,377,583
                                             -----------   -----------   -----------    -----------

                              Subtotal        11,757,855        21,133       (66,620)    11,712,368
                                             -----------   -----------   -----------    -----------
  Equity securities:
    Mutual fund                                   86,903            --           (33)        86,870
    Stock in FHLMC                                51,653       384,254            --        435,907
                                             -----------   -----------   -----------    -----------

                              Subtotal           138,556       384,254           (33)       522,777
                                             -----------   -----------   -----------    -----------

    Total                                    $11,896,411   $   405,387   $   (66,653)   $12,235,145
                                             ===========   ===========   ===========    ===========
Securities held-to-maturity:

    U.S. Government and agency obligations   $ 1,749,672   $       172   $    (2,031)   $ 1,747,813
    Certificates of deposit                    4,065,000            --            --      4,065,000
    Mortgage-backed securities                 3,479,420        75,648       (47,140)     3,507,928
                                             -----------   -----------   -----------    -----------

    Total                                    $ 9,294,092   $    75,820   $   (49,171)   $ 9,320,741
                                             ===========   ===========   ===========    ===========



     There were no sales of securities during the two years ended September 30, 1997 and 1996.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 2.          Debt and Equity Securities - (continued)

                 The amortized cost and estimated market value of debt securities at September 30, 1997, by contractual maturity, are shown below. Mortgage-backed securities have been aggregated and disclosed separately, rather than allocated over several maturity groupings, since they lack a single maturity date and because borrowers retain the right to prepay the obligation.

                                                  Held-to-Maturity           Available-for-Sale
                                              -------------------------   -------------------------
                                               Estimated                    Estimated
                                               Amortized      Fair         Amortized       Fair
                                                  Cost        Value           Cost         Value
                                              -----------   -----------   -----------   -----------

                 Due in one year or less      $        --   $        --   $ 5,200,006   $ 5,214,434
                 Due from one to five years            --            --     2,510,207     2,528,845
                 Due from five to ten years            --            --       501,291       501,961
                 Due after ten years                   --            --       355,347       345,770
                                              -----------   -----------   -----------   -----------

                     Subtotal                          --            --     8,566,851     8,591,010

                 Mortgage-backed securities     2,650,466     2,715,314     2,401,673     2,413,311
                                              -----------   -----------   -----------   -----------

                     Total                    $ 2,650,466   $ 2,715,314   $10,968,524   $11,004,321
                                              ===========   ===========   ===========   ===========



Note 3.          Loans Receivable

                 Loans receivable at September 30, 1997 and 1996 consist of the following:

                                                                 1997            1996
                                                             ------------    ------------

                 Secured by 1-4 family residences            $ 39,863,763    $ 37,623,209
                 Secured by other real estate                   2,831,392       3,964,195
                 Construction                                     953,265         626,900
                 Consumer and other                             2,053,921       1,916,165
                 Loans secured by deposits                        212,790         281,115
                                                             ------------    ------------

                     Total loans receivable                    45,915,131      44,411,584

                 Less:
                     Undisbursed portion of mortgage loans       (309,781)       (227,762)
                     Allowance for loan losses                   (861,170)       (877,094)
                     Deferred loan fees                          (269,371)       (236,447)
                                                             ------------    ------------

                     Loans receivable,  net                  $ 44,474,809    $ 43,070,281
                                                             ============    ============

                 A summary of the activity in the allowance for loan losses is as follows:

                                                       Years ended September 30,
                                                     ---------------------------
                                                           1997        1996
                                                     ------------  -------------

                 Balance, beginning of period        $    877,094  $    962,086
                 Provision for losses                          --         3,725
                 Charge offs                              (17,017)      (92,213)
                 Recoveries                                 1,093         3,496
                                                     ------------- -------------

                 Balance, end of period              $    861,170  $    877,094
                                                     ============= =============


                 In the ordinary course of business, the Association has granted loans to certain executive officers, directors and their related interests. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was approximately $124,000 and $140,000 at September 30, 1997 and 1996,
                 respectively.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 4.          Foreclosed Real Estate

                 Foreclosed real estate acquired in settlement of loans consists of the following:
                                                         September 30,
                                                       ------------------
                                                        1997       1996
                                                       -------   --------
                 Real estate acquired by foreclosure   $15,700   $15,700
                 Less allowance for losses              15,700    15,700
                                                       -------   -------
                 Foreclosed real estate, net           $    --   $    --
                                                       =======   =======

                 Activity in the allowance for losses on foreclosed real estate is as follows:
                                               Years ended September 30,
                                               -------------------------
                                                 1997            1996
                                               --------      -----------
                 Beginning balance             $ 15,700       $ 25,187
                 Provision charged to income         --             --
                 Charge-offs                         --         (9,487)
                 Recoveries                          --             --
                                               --------       --------
                 Ending balance                $ 15,700       $ 15,700
                                               ========       ========

Note 5.          Loan Servicing

                 Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of loans serviced for others was $2,351,000 and $2,823,000 at September 30, 1997 and 1996,
                 respectively.

                 Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $4,700 and $13,300 at September 30, 1997 and 1996, respectively.

                 Capitalized mortgage servicing rights included in other assets are summarized as follows:

                                                                     Years Ended September 30,
                                                                     -------------------------
                                                                        1997         1996
                                                                     ----------    -----------
                 Beginning balance, net of accumulated amortization   $11,600       $    --
                 Amounts capitalized                                       --        12,700
                 Amortization                                           2,100         1,100
                 Valuation adjustments                                     --            --
                                                                      -------       -------
                 Balance, end of period                               $ 9,500       $11,600
                                                                      =======       =======

Note 6.          Accrued Interest Receivable

                 Accrued interest receivable at September 30, 1997 and 1996 is summarized as follows:
                                               1997        1996
                                              --------   --------
                 Investment securities        $152,279   $164,382
                 Mortgage-backed securities     38,569     41,500
                 Loans receivable              246,700    244,445
                                              --------   --------
                   Total                      $437,548   $450,327
                                              ========   ========

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 7.          Premises and Equipment

                 Premises and equipment at September 30, 1997 and 1996 consists of the following:

                                                      1997           1996
                                                  -----------    ------------
                 Land                             $    98,840    $    98,840
                 Office building                      797,008        790,702
                 Furniture and equipment              541,618        463,914
                                                  -----------    -----------
                    Total                           1,437,466      1,353,456
                 Less accumulated depreciation       (630,566)      (564,610)
                                                  -----------    -----------
                 Premises and equipment, net      $   806,900    $   788,846
                                                  ===========    ===========

Note 8.          Deposits

                 The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $2,489,000 and $2,434,000 at September 30, 1997 and 1996, respectively. Deposited amounts in excess of $100,000 per account are not insured by the Savings Association Insurance Fund.

                 At September 30, 1997, the scheduled maturities of time deposits, for the fiscal years ended, are as follows:

                       1998               $27,624,960
                       1999                 8,424,248
                       2000                    99,744
                       2001                   101,059
                 Thereafter                        --
                                          -----------
                 Total                    $36,250,011
                                          ===========

                 Deposits by related parties were approximately $1,014,000 and $803,000 at September 30, 1997 and 1996, respectively.

                 The Association provides collateral to various local governmental units as required by State statute on savings and certificate accounts with balances greater than $100,000. The collateral pledged against these deposits consisted of mortgage-backed securities totaling $961,363 and $1,101,623 as of September 30, 1997 and 1996, respectively.

Note 9.          Income Taxes

                 Income tax expense (benefit) applicable to operations include current and deferred taxes as follows:

                                             Years ended September 30,
                                             -------------------------
                                                 1997       1996
                                             ----------   ------------
                 CURRENT
                    Federal                   $ 279,700   $ 367,539
                    State                        93,750     126,283
                                              ---------   ---------
                       Subtotal                 373,450     493,822
                                              ---------   ---------
                 DEFERRED
                     Federal                     63,310     (89,790)
                     State                       21,102     (29,932)
                                              ---------   ---------
                     Subtotal                    84,412    (119,722)
                                              ---------   ---------
               Total income tax provision     $ 457,862   $ 374,100
                                              =========   =========

                 The State of Minnesota follows the Internal Revenue Code for the determination of taxable income in connection with temporary differences. The State portion of deferred tax assets and liabilities is approximately 25%.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 9.          Income Taxes - (continued)

                 Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities that create deferred tax assets and liabilities are as follows:

                                                               September 30,
                                                        ---------------------------
                                                            1997           1996
                                                        -----------    ------------
Deferred tax assets:
    General loan loss allowance                         $   278,044    $   350,838
    Deferred loan fees                                      107,748         94,579
    Deferred compensation                                   140,875        129,278
    Accrual adjustments                                      16,847             --
    SAIF assessment                                              --        145,023
                                                        -----------    -----------
                                                            543,514        719,718
    Less valuation allowance                                (68,679)      (162,000)
                                                        -----------    -----------

    Subtotal                                                474,835        557,718
                                                        -----------    -----------

Deferred tax liabilities:
    Excess tax reserves                                     115,768        115,768
    Unrealized gains on available-for-sale securities       740,337        135,494
    FHLB stock dividends                                     99,680         99,680
    Mortgage servicing assets                                 3,800          4,644
    Depreciation and basis adjustment                        40,604         38,229
                                                        -----------    -----------

    Subtotal                                              1,000,189        393,815
                                                        -----------    -----------

Net deferred tax (liability) asset                      $  (525,354)   $   163,903
                                                        ===========    ===========

                 The Association has paid sufficient income taxes in prior carryback years which would enable it to recover the balance of the net deferred tax assets, therefore, no additional valuation allowance was required at September 30, 1997 and 1996.

                 Actual income tax expense varied from "expected" tax expense (computed by applying the United States federal corporate income tax rate of 34 percent to earnings before taxes) as follows:


                                                                      Years ended September 30,
                                                                      -------------------------
                                                                        1997            1996
                                                                      ---------       ---------

                 Computed "expected" tax expense:                     $ 407,000       $ 317,200
                 Increase (reduction) in income tax resulting from:
                    State income taxes, net of federal tax benefit       76,000          63,600
                    Other (net)                                         (25,138)         (6,700)
                                                                      ---------       ---------

                 Total income tax expense                             $ 457,862       $ 374,100
                                                                      =========       =========

                 Savings and loan associations were allowed a bad debt deduction, in determining income tax for tax purposes, based on specified experience formulas or a percentage of taxable income before such deduction. On August 21, 1996 legislation was signed into law which repealed the percentage of taxable income method for the tax bad debt deduction. The repeal is effective for the Association's taxable year beginning October 1, 1996. In addition, the legislation requires the Association to include in taxable income its tax bad debt reserves in excess of its base year reserves (pre-1988 reserves) over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for the tax bad debt deduction and the corresponding increase in the tax bad debt reserve in excess of base year have been recorded as temporary differences, this change in the tax law will not effect the Company's statement of operations.

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

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 10.         Employee Benefit Plans

                 Salary Continuation Plan
                 The Association has adopted a directors' consultation and retirement plan. Benefits related to services are expensed under the plan vesting schedule. The Association adopted an insured executive supplemental retirement plan and the estimated benefits will be accrued over the expected remaining years of employment. The compensation expense related to these plans amounted to $31,663 and $29,892 for the years ended September 30, 1997 and 1996, respectively.

                 Salary Reduction Plan
                 The Association maintains a salary reduction plan (401(k) Plan) which covers qualifying all full time employees. Company contributions are determined anually by the Board of Directors. The Company's expense related to this plan was $-0- and $1,042 for the years ended September 30, 1997 and 1996, respectively.

                 Employee Stock Ownership Plan
                 The  Association  established an Employee Stock  Ownership Plan
                 (ESOP) covering all employees over the age of 21, with at least one year of service who work at least 1,000 hours during the plan year. The ESOP borrowed funds from the Company to purchase a total of 80,639 shares of the Company's common stock. The loan is collateralized by the common stock. Contributions by the Association are used to repay the loan with shares being released from the Company's lien proportional to the loan repayment. Annually, on December 31, the released shares are allocated to the participants in the same proportion as their
                 wages   bear  to  the   total   compensation   of  all  of  the
                 participants.

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

                 The following table presents the components of the ESOP shares:



                                                     September 30,
                                                  -------------------
                                                    1997       1996
                                                  --------   --------

                 Allocated shares                   16,128      8,064
                 Commited to be released shares      6,048      6,048
                 Unreleased shares                  58,463     66,527
                                                  --------   --------
                 Total ESOP shares                  80,639     80,639
                                                  ========   ========
                 Fair value of unreleased shares  $993,871   $848,219
                                                  ========   ========
                 Compensation expense recorded    $105,127   $ 94,003
                                                  ========   ========


                 Management  Stock Bonus Plan (MSBP)
                 The Company has adopted a MSBP for directors and management to enable the Association to attract and retain experienced and capable personnel in key positions of responsibility. A total of 29,224 shares were awarded in the form of restricted stock payable over a five year vesting period and 11,095 shares were reserved for future awards. The Company acquired the MSBP shares in fiscal 1996 in an open market purchase at a cost of $458,629, which was initially recorded as unearned compensation in a contra shareholders' equity account. The Company recognizes compensation expense pro rata over the vesting period which amounted to $66,663 and $66,487 for fiscal 1997 and 1996, respectively.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 10.         Employee Benefit Plans - (continued)

                 Stock Option Plan
                 In September, 1995 the Company adopted a stock option plan, the 1995 Stock Option Plan (the SOP). During 1995, options exercisable for 73,072 shares of the Company's common stock were granted to certain officers and directors at an exercise price of $11.375 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In January 1997, a second option plan, the 1997 Stock Option and Incentive Plan was adopted. In 1997, options exercisable for 63,636 shares of the Company's common stock were granted to certain officers and directors at an exercise price of $13.00 per share. The options vest over a two year period and may be exercised within 10 years of the grant date. All options granted in the 1997 Stock Option Plan have dividend equivalent rights associated with such options.

                 The Company uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the fixed option plan. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for the Company's stock-based plans been determined in accordance with the fair value method recommended by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                            1997       1996
                                                                          --------   --------
                 Net income:
                       As reported                                        $739,715   $558,768
                       Pro forma                                           614,602    519,471
                 Earnings per common share and common share equivalent:
                       As reported                                        $   0.96   $   0.66
                       Pro forma                                              0.82       0.61

                 The above disclosed pro forma effects of applying SFAS No. 123, to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

                 The fair value for each option  grant is  estimated on the date
                 of  the  grant  using  the  Black  Scholes  Model.   The  model
                 incorporates the following assumptions:

                                               1997          1996
                                              ------        ------
                 Risk-free interest rate       5.60%         6.08%
                 Expected life                10 Yrs.       10 Yrs.
                 Expected volatility          19.00%        20.00%
                 Expected dividends            2.00%         None

                 The fair value of the granted 1995 options granted in 1995 was $4.48 per option. The fair value of the options granted in 1997 was $3.51 per options. A summary of stock option activity under the SOP's are detailed below:
                                                                       Weighted
                                              Options                   Average
                                              Available   Options      Exercise
                                              For Grant  Outstanding    Price
                                              ---------  ----------- -----------
                 September 30, 1994               None        None            --
                 Plan adopted                  100,799          --   $    11.375
                 Granted September 27, 1995    (73,072)     73,072        11.375
                                                -------    -------   -----------
                 September 30, 1995             27,727      73,072        11.375
                 Exercised                          --          --            --
                 Forfeited                          --          --            --
                                                -------    -------   -----------
                 September 30, 1996             27,727      73,072        11.375
                 Plan adopted                   87,771          --        13.000
                 Granted January 22, 1997      (63,636)     63,636        13.000
                 Exercised                          --          --            --
                 Forfeited                          --          --            --
                                               -------     -------   -----------
                 September 30, 1997             51,862     136,708   $    12.131
                                                ======     =======   ===========

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 10.         Employee Benefit Plans - (continued)

                 The following table summarizes information about stock options outstanding at September 30, 1997:

                                        Options Outstanding                                  Options Exercisable
                     ----------------------------------------------------------     ---------------------------------------
                                                               Weighted Avg.
                                                                 Remaining
                              Number            Exercise        Contractual
                            Outstanding           Price        Life In Years             Number                 Price
                     ----------------------------------------------------------     ---------------------------------------
                               73,072            $11.375         8.0 Yrs.                29,224                $11.375
                               63,636            $13.000         9.1 Yrs.                31,813                $13.000
                              -------                                                    ------
                              136,708                                                    61,037
                              =======                                                    ======

Note 11.         Commitments

                 Loans serviced for FNMA, in the amount of $480,474 at September 30, 1997, were sold subject to recourse provisions which require the Association to buy back any loan which is delinquent more than ninety days. The Association also sold loans and related servicing subject to recourse provisions which expire in March 1998 in the amount of $910,350 at September 30, 1997. The Association has not incurred any losses on loans sold with recourse provisions.

Note 12.         Financial Instruments

                 The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet.

                 The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit which represent credit risk totaled $660,750 for loans ($481,650 at fixed rates and $179,100 at adjustable rates) and $1,292,196 unused lines of credit at September 30, 1997.

                 Commitments to sell loans amounted to $237,300 at September 30, 1997.

                 The   estimated   fair  values  of  the   Company's   financial
                 instruments are as follows:

                                                       September 30, 1997           September 30, 1996
                                                  --------------------------     --------------------------
                                                    Carrying         Fair         Carrying          Fair
                 Financial assets:                   Amount          Value         Amount           Value
                                                  -----------    -----------     -----------   ------------
                     Cash and cash equivalents    $ 1,104,594    $ 1,104,594     $ 2,583,654   $42,583,654
                     Investment securities         20,368,810     20,433,657      21,529,237    21,555,886
                     FHLB stock                       650,700        650,700         650,700       650,700
                     Loans receivable              44,610,359     46,246,918      43,248,944    44,201,216
                     Accrued interest receivable      437,548        437,548         450,327       450,327
                 Financial liabilities:
                     Deposits                      55,183,587     55,209,196      56,531,194    56,538,374
                     Advance payments
                       by borrowers (escrows)         107,038        107,038         138,530       138,530

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)


Note 13.         Significant Geographic Concentration of Credit Risk

                 A significant portion of the Association's loans receivable are to borrowers located in Little Falls, Minnesota, and the surrounding counties. This geographic concentration amounted to approximately 95% of the total loans receivable balance for the years ended September 30, 1997 and 1996.

Note 14.         Stockholders Equity and Regulatory Matters

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

                 Upon the Conversion, the preexisting liquidation rights of the mutual stock association members were unchanged. Such rights will be accounted for by the Company for the benefit of such depositors in proportion to their liquidation interests as of either the Eligibility Record Date or the Supplemental Eligibility Record Date as defined in the Conversion.

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

                 Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulation), to risk-weighted assests (as defined), and of tangible and Tier 1 capital (as defined) to adjusted total assets (as defined).
                 Management believes, as of September 30, 1997, that the Association meets all of capital adequacy requirements to which it is subject.

                 As of September 30, 1997 and 1996, the most recent notification from the OTS categorized the Association as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 14.        Stockholders Equity and Regulatory Matters - (continued)

                The Association's actual regulatory capital amounts, with reconcilation to the Company's capital investment in the Association determined in accordance with generally accepted accounting principles (GAAP), and ratios as of September 30, 1997 and 1996, are also presented in the following tables (in thousands):

                                                                                                                   To Be Well
                                                                                                                Capitalized Under
                                                                                          For Capital           Prompt Corrective
                                                              Actual                    Adequacy Purposes        Action Provision
                                                        -------------------------    ----------------------  -----------------------
                                                           Amount      Percent        Amount      Percent       Amount       Percent
                                                        ------------  -----------    ----------  ----------  ------------  ---------
                GAAP capital,
                     September 30, 1997                  $   11,998
                Less: Unrealized gains on
                   securities available-for-sale             (1,111)
                Excess mortgage servicing rights                 (1)
                                                        ------------
                Tangible capital and ratio
                   to adjusted total assets             $    10,886          16.3%   $   1,000     1.50%
                                                        ------------  -----------    ----------  ----------
                Tier 1 (Core) capital and ratio
                  to adjusted total assets              $    10,886          16.3%   $   2,000     3.0%      $     3,335       5.0%
                                                        ------------  -----------    ----------  ----------  ------------  ---------
                Tier 1 capital and ratio
                  to risk-weighted assets               $    10,886          31.9%   $   1,365     4.0%      $     2,047       6.0%
                                                        ------------  -----------    ----------  ----------  ------------  ---------
                Tier 2 capital, allowance
                  for loan losses                               432
                                                        ------------
                Total risk-based capital and
                  ratio to risk-weighted
                  assets, September 30, 1997            $    11,318          33.2%   $   2,730     8.0%      $     3,412      10.0%
                                                        ============  ===========    ==========  ==========  ============  =========


                                                                                                                  To Be Well
                                                                                                                Capitalized Under
                                                                                           For Capital          Prompt Corrective
                                                              Actual                    Adequacy Purposes        Action Provision
                                                        -------------------------    ----------------------  -----------------------
                                                           Amount      Percent        Amount      Percent       Amount       Percent
                                                        ------------  -----------    ----------  ----------  ------------  ---------
                GAAP capital,
                     September 30, 1996                  $   10,643
                Less: Unrealized gains on
                   securities available-for-sale               (238)
                Excess mortgage servicing rights                 (1)
                                                        ------------
                Tangible capital and ratio
                   to adjusted total assets             $    10,404          14.9%   $   1,046     1.50%
                                                        ------------  -----------    ----------  ----------
                Tier 1 (Core) capital and ratio
                  to adjusted total assets              $    10,404          14.9%   $   2,092     3.0%      $     3,487       5.0%
                                                        ------------  -----------    ----------  ----------  ------------  ---------
                Tier 1 capital and ratio
                  to risk-weighted assets               $    10,404          30.5%   $   1,366     4.0%      $     2,049       6.0%
                                                        ------------  -----------    ----------  ----------  ------------  ---------
                Tier 2 capital, allowance
                  for loan losses                               430
                                                        ------------
                Total risk-based capital and
                  ratio to risk-weighted
                  assets, September 30, 1996            $    10,834          31.7%   $   2,733     8.0%      $     3,416      10.0%
                                                        ============  ===========    ==========  ==========  ============  =========

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 15.        Effects of New Financial Accounting Standards

                SFAS No. 128, "Earnings Per Share" - issued February 1997, establishes standards for computing and presenting earnings per share (EPS). It simplifies prior standards by replacing primary earnings per share with basic earnings per share and by altering the calculation of diluted EPS, which replaces fully diluted EPS. SFAS No. 128 is effective for financial statements issued after December 15, 1997, including interim periods.

                SFAS No. 130, "Reporting Comprehensive Income" - issued June 1997, establishes standards for reporting and displaying comprehensive income and its components in general-purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This statement requires entities to display comprehensive income and its components in the financial statements with presentation of the accumulated balances of other comprehensive income reported in stockholders' equity separately from retained earnings and additional paid-in capital. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods that are presented for comparative purposes is required.

                SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information" - issued June 1997, requires public business enterprises to report information about their operating segments in a complete set of financial statements to shareholders. This statement also requires entities to report enterprise-wide information about their products and services, their activities in different geographic areas, and their reliance on major customers. Certain segment information is also to be reported in interim financial statements. The basis for determining an enterprise's operating segments is the manner in which management operates the business. Specifically, financial information is required to be reported on the basis that it is used internally by the enterprise's chief operating decision maker in making decisions related to resource allocation and segment performance. SFAS No. 131 is effective for financial statements for years beginning after December 31, 1997.

                Management believes adoption of the above-described Statements will not have a material effect on financial position and the results of operations, nor will adoption require additional capital resources.

Note 16.        Parent Only Condensed Financial Information

                This information should be read in conjunction with the other Notes to Consolidated Financial Statements. On March 23, 1995 the Company issued $7.6 million of common stock and contributed one-half of the net proceeds to the Association as equity capital. Shareholders' equity differs from the consolidated statements primarily by the amount of consolidating ESOP adjustments.

                        STATEMENT OF FINANCIAL CONDITION

                                                                        September 30,
                                                           -------------------------------
                                                                  1997             1996
                                                            ------------       -----------
                       ASSETS
Cash and cash equivalents                                    $    24,203       $    61,525
Investment in Association subsidiary                          11,998,136        10,642,889
Loan to Association subsidiary                                    65,000         1,725,000
Loan to Association ESOP                                         542,056           609,813
Tax benefit due from subsidiary                                   40,781            33,235
                                                             -----------       -----------

Total                                                        $12,670,176       $13,072,462
                                                             ===========       ===========

             LIABILITIES AND SHAREHOLDERS EQUITY

Other liabilities                                            $   111,961       $    70,210

Shareholders' equity                                          12,558,215        13,002,252
                                                             -----------       -----------

Total                                                        $12,670,176       $13,072,462
                                                             ===========       ===========

                 MISSISSIPPI VIEW HOLDING COMPANY AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

Note 16.        Parent Only Condensed Financial Information - (continued)

                               STATEMENT OF INCOME

                                                                 For the Year Ended September 30,
                                                                  -----------------------------
Interest from:                                                         1997           1996
                                                                  -------------   -------------
  Association's subsidiary loan                                    $    80,148    $   151,949
  Association's ESOP loan                                               47,137         54,101
  Dividends from Association subsidiary                                450,000        200,000
                                                                   -----------    -----------

  Total income                                                         577,285        406,050
Expenses:

  Non-interest expenses                                                272,672        234,402
  Income tax (benefit)                                                 (58,435)       (11,679)
                                                                   -----------    -----------

  Total expenses                                                       214,237        222,723
                                                                   -----------    -----------

Income before equity in undistributed net income of
  Association subsidiary                                               363,048        183,327

Equity in undistributed net income of
  Association subsidiary                                               828,442        577,217
                                                                   -----------    -----------

Net income                                                         $ 1,191,490    $   760,544
                                                                   ===========    ===========


               STATEMENT OF CASH FLOWS

                                                                For the Year Ended September 30,
                                                                --------------------------------
                                                                      1997           1996
                                                                   -----------    ------------
  Net income                                                       $ 1,191,490    $   760,544
  Adjustments:
      Equity in undistributed net income of subsidiary                (828,442)      (577,217)
      ESOP fair value adjustment, net of taxes                          26,768         15,426
      Increase in income tax benefit due from subsidiary                (3,499)       (33,235)
      Increase in deferred income taxes                                 (4,047)            --
      (Decrease) in accrued income taxes                                  --             (160)
      Increase in other liabilities                                     41,750         70,210
                                                                     -----------  -----------
  Net cash provided by operations                                      424,020        235,568
                                                                     -----------  -----------

  Cash flows from investing activities:
      Subsidiary loan proceeds                                       1,660,000      1,375,000
      Purchase of treasury stock                                    (2,068,422)    (1,536,689)
                                                                     -----------  -----------
  Net cash used in investing activities                               (408,422)      (161,689)
                                                                     -----------  -----------

  Cash flows from financing activities:
      Payment of cash dividend                                        (120,677)      (141,804)
      Principal received on ESOP loan                                   67,757         80,660
                                                                     -----------  -----------
  Net cash used in financing activities                                (52,920)       (61,144)
                                                                     -----------  -----------
  (Decrease) increase in cash and cash equivalents                     (37,322)       (12,735)

  Cash and cash equivalents
      Beginning of year                                                 61,525         48,790
                                                                     -----------  -----------
      End of year                                                  $    24,203    $    61,525
                                                                   ===========    ===========

                                OFFICE LOCATIONS

                        MISSISSIPPI VIEW HOLDING COMPANY
                                35 East Broadway
                          Little Falls, Minnesota 56345
                                 (320) 632-5461

                 COMMUNITY FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 OF LITTLE FALLS
                                35 East Broadway
                          Little Falls, Minnesota 56345
                                 (320) 632-5461

             Board of Directors of Mississippi View Holding Company
                                       and
         Community Federal Savings and Loan Association of Little Falls

                               Wallace R. Mattock
                              Chairman of the Board
                               (rotated annually)

              Neil Adamek                         Thomas J. Leiferman

              Gerald Peterson                     Peter Vogel


             Executive Officers of Mississippi View Holding Company
                                       and
          Community Federal Savings & Loan Association of Little Falls

                               Thomas J. Leiferman
                      President and Chief Executive Officer

    Larry D. Hartwig                       Mary Ann Karnowski
    Vice President                         Vice President

                             -----------------------
    Corporate Counsel                      Independent Auditors
    Rosenmeier Anderson & Vogel            Bertram Cooper & Co., LLP
    210 Second Street, N.E.                110 Second Avenue, S.E.
    Little Falls, Minnesota   56345        Waseca, Minnesota  56093

    Special Counsel                        Transfer Agent and Registrar Company
    Malizia, Spidi, Sloane & Fisch,P.C.    Registrar and Transfer
    One Franklin Square                    10 Commerce Drive
    1301 K Street, N.W., Suite 700 East    Cranford, New Jersey  07016
    Washington D.C.  20005                 (908) 272-8511

                            ------------------------

The Company's Annual Report for the year ended September 30, 1997, filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call Larry D. Hartwig, Vice President at the Company's Office in Little Falls, Minnesota. The Annual Meeting of Shareholders will be held on January 21, 1998, at 10:00 a.m. at the office of the Company.